Exhibit (a)(1)(A)

AUDIOCODES LTD.
OFFER TO PURCHASE FOR CASH
UP TO 3,000,000 OF ITS OUTSTANDING ORDINARY SHARES

AT
$4.35 NET PER SHARE

IN AN OFFER BEING CONDUCTED IN THE UNITED STATES AND ISRAEL

THE OFFER PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK TIME, OR 5:00 P.M., ISRAEL TIME, ON WEDNESDAY, JULY 20, 2016, UNLESS THE OFFER IS EXTENDED.

We, AudioCodes Ltd., or AudioCodes, a company incorporated under the laws of the State of Israel, are offering to purchase up to 3,000,000 ordinary shares of AudioCodes, nominal (par) value NIS 0.01 per share, or AudioCodes shares, representing approximately 8.2% of AudioCodes’ issued and outstanding shares (excluding 18,732,638 AudioCodes shares held as treasury shares) and of its voting power as of June 13, 2016, at a price of $4.35 per share, net to you (subject to withholding taxes, as applicable), in cash, without interest. As of June 13, 2016, there were 36,382,167 AudioCodes shares issued and outstanding (excluding 18,732,638 AudioCodes shares held as treasury shares).

SHAREHOLDERS MAY TENDER ALL OR A PORTION OF THEIR AUDIOCODES SHARES. THE OFFER IS BEING MADE TO ALL SHAREHOLDERS OF AUDIOCODES AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF AUDIOCODES SHARES BEING TENDERED. ON THE COMPLETION DATE (AS DEFINED BELOW), IF THE NUMBER OF AUDIOCODES SHARES THAT ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE COMPLETION OF THE OFFER PERIOD (AS DEFINED BELOW) IS LESS THAN OR EQUAL TO 3,000,000 AUDIOCODES SHARES, AUDIOCODES WILL, ON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER, PURCHASE ALL OF THE AUDIOCODES SHARES SO TENDERED UNLESS AUDIOCODES ELECTS TO TERMINATE THE OFFER AS PROVIDED IN SECTION 10 BELOW. IF 3,000,000 AUDIOCODES SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN, WE WOULD HOLD 21,732,638 AUDIOCODES SHARES IN TREASURY (INCLUDING THE AUDIOCODES SHARES SOUGHT TO BE ACQUIRED HEREUNDER), REPRESENTING APPROXIMATELY 39.4% OF THE ISSUED AUDIOCODES SHARES (INCLUDING THE 18,732,638 AUDIOCODES SHARES HELD AS TREASURY SHARES ON THE DATE OF THIS OFFER TO PURCHASE). AUDIOCODES SHARES HELD IN TREASURY DO NOT CARRY ANY RIGHTS, INCLUDING VOTING POWER AND THE RIGHT TO RECEIVE DIVIDENDS FOR SO LONG AS THEY ARE HELD BY US.

THE OFFER IS NOT CONDITIONED ON THE AVAILABILITY OF FINANCING. PLEASE READ SECTION 10, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

IF MORE THAN 3,000,000 AUDIOCODES SHARES ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN IN THE UNITED STATES AND ISRAEL IN THE AGGREGATE, WE WILL PURCHASE A PRO RATA NUMBER OF AUDIOCODES SHARES FROM ALL TENDERING SHAREHOLDERS, SO THAT WE WOULD PURCHASE NO MORE THAN 3,000,000 AUDIOCODES SHARES.

THE OFFER WILL EXPIRE AT 10:00 A.M., NEW YORK TIME, OR 5:00 P.M., ISRAEL TIME, ON WEDNESDAY, JULY 20, 2016, UNLESS THE OFFER IS EXTENDED. WE REFER TO THIS PERIOD, AS MAY BE EXTENDED, AS THE OFFER PERIOD. See Section 1 and Section 10.

AudioCodes’ shares are listed and traded on the Nasdaq Global Market, or Nasdaq, and on the Tel Aviv Stock Exchange Ltd., or the TASE, both under the ticker symbol “AUDC”. On June 15, 2016, the last full trading day on Nasdaq and the TASE before we commenced the offer, the closing sale price of the AudioCodes shares was $3.83 per share on Nasdaq and NIS 14.50 per share ($3.74 based on an exchange rate of NIS 3.875 per United States dollar as of June 15, 2016) on the TASE. We encourage you to obtain current market quotations for the AudioCodes shares before deciding whether to tender your AudioCodes shares. See Section 6.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD OR SHOULD NOT TENDER YOUR AUDIOCODES SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THIS OFFER TO PURCHASE AND THE OTHER RELATED DOCUMENTS DELIVERED TO YOU, CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS, AND MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER AUDIOCODES SHARES AND, IF SO, HOW MANY AUDIOCODES SHARES TO TENDER.

The Information Agent for the offer is:

Alliance Advisors LLC

June 16, 2016

IMPORTANT

The offer is being conducted simultaneously in the United States and Israel. Pursuant to the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder relating to tender offers, to which we collectively refer as the Israeli Securities Law, and according to exemptive relief we were granted by the Israeli Securities Authority, or the ISA, from certain provisions of the Israeli securities laws to enable us to structure a tender offer that would comply with applicable law and regulations in Israel, we have filed this Offer to Purchase with the ISA and the Tel Aviv Stock Exchange Ltd., or the TASE.

The offer has not been approved or disapproved by the SEC, any state securities commission, or the ISA, nor has the SEC, any state securities commission or the ISA passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

We have not authorized any person to make any recommendation on our behalf as to whether you should or should not tender your AudioCodes shares in the offer. You should rely only on the information contained in this Offer to Purchase and the other related documents delivered to you or to which we have referred you. We have not authorized any person to give any information or to make any representation in connection with the offer, other than those contained in this Offer to Purchase and the other related documents delivered to you or to which we have referred you. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation or information as having been authorized by us.

Holders of AudioCodes shares who hold their AudioCodes shares through a TASE member, or who are named as holders of AudioCodes shares in the Register of Shareholders of AudioCodes in Israel, should tender their AudioCodes shares to Mizrahi Tefahot Bank, Ltd., which serves as the Israeli Depositary, pursuant to the applicable instructions in Section 3. All other holders of AudioCodes shares should tender their AudioCodes shares to American Stock Transfer & Trust Company, the U.S. Depositary (which we refer to, together with the Israeli Depositary, as the Depositaries), pursuant to the applicable instructions in Section 3. For the addresses and telephone numbers of the Depositaries, see the back cover of this Offer to Purchase.

Upon the terms of, and subject to the conditions to, the offer (including any terms of, and conditions to, any extension or amendment), subject to proration, we will accept for payment and pay for the AudioCodes shares that are validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on July 20, 2016, unless and until we extend the period of time during which the period of the offer is open. This period, as may be extended, is referred to as the Offer Period, and the date of completion of the Offer Period is referred to as the Completion Date or the Expiration Date. We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Completion Date, stating whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by us.

AudioCodes shares tendered during the Offer Period may be withdrawn at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Completion Date (as may be extended). In this respect, we urge you to read Section 1, Section 4 and Section 10.

Any questions and requests for assistance may be directed to Alliance Advisors LLC, our Information Agent, at its address or telephone numbers set forth on the back cover of this Offer to Purchase.

Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent or the Israeli Depositary upon request.

Unless the context otherwise requires, all references in this Offer to Purchase to “AudioCodes,” “us,” “we,” and “our” are to AudioCodes Ltd., all references to “Nasdaq” are to the Nasdaq Global Market, all references to “TASE” are to the Tel Aviv Stock Exchange Ltd., all references to “dollars” or “$” are to United States dollars, all references to “NIS” are to New Israeli Shekel, and all references to the “Israeli Companies Law” are to the Israeli Companies Law, 5759-1999.

Unless the context otherwise requires, the percentages of the issued and outstanding AudioCodes shares and the percentages of the voting power of AudioCodes stated throughout this Offer to Purchase are based on 36,382,167 shares issued and outstanding as of June 13, 2016, which includes AudioCodes shares issued under AudioCodes’ 2008 Equity Incentive Plan, as amended, but excludes 18,732,638 AudioCodes shares held as treasury shares.

Unless otherwise indicated or the context otherwise requires, for purposes of this Offer to Purchase, (i) an “Israeli business day” means any day other than a Friday, Saturday, or any other day on which the banks in Israel are permitted not to be open for business and (ii) a “U.S. business day” means any day other than a Saturday, Sunday, U.S. federal holiday or any other day on which the banks in the U.S. are permitted not to be open for business.

SUMMARY TERM SHEET

This summary term sheet is a brief summary of the material provisions of this Offer to Purchase up to 3,000,000 ordinary shares of AudioCodes, par value NIS 0.01 per share, or AudioCodes shares, being made by AudioCodes, and is meant to help you understand the offer. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and the information contained in this summary term sheet is qualified in its entirety by the fuller descriptions and explanations contained in the later pages of this Offer to Purchase. The following are some of the questions you, as a shareholder of AudioCodes, may have about us and the offer and answers to those questions. We recommend that you carefully read this entire Offer to Purchase, the Letter of Transmittal and other related documents delivered to you prior to making any decision regarding whether to tender your shares.

Who is offering to buy my securities?

We are AudioCodes Ltd., and we are offering to purchase your AudioCodes shares. See Section 8.

How many shares are sought in the offer?

Subject to certain conditions, we are offering to purchase up to 3,000,000 AudioCodes shares, representing approximately 8.2% of AudioCodes’ issued and outstanding shares (excluding 18,732,638 shares held as treasury shares) and of its voting power as of June 13, 2016. See Section 1.

If more than 3,000,000 AudioCodes shares are validly tendered and not properly withdrawn, we will purchase 3,000,000 AudioCodes shares on a pro rata basis from all shareholders who have validly tendered their shares in the Offer Period and have not properly withdrawn their shares before the completion of the Offer Period. The number of shares that we will purchase from each tendering shareholder will be based on the total number of shares validly tendered by all shareholders in the Offer Period and not properly withdrawn before the completion of the Offer Period. You may only withdraw previously tendered shares prior to the completion of the Offer Period. See Section 1 and Section 4.

How much are you offering to pay and what is the form of payment?

We are offering to pay $4.35 per AudioCodes share, net to you (subject to withholding taxes, as applicable), in cash, without interest. All shareholders tendering their AudioCodes shares in the offer to the Israeli Depositary will be paid in New Israeli Shekels in accordance with the exchange rate of the U.S. dollar against the NIS as known on the actual payment date. All other shareholders tendering their AudioCodes shares in the offer will be paid in United States dollars. See “Introduction,” Section 1, Section 2 and, with respect to withholding taxes, Section 5.

What is the market value of my AudioCodes shares as of a recent date?

On June 15, 2016, the last full trading day on Nasdaq and the TASE before we commenced the offer, the closing sale price of the AudioCodes shares was $3.83 per share on Nasdaq and NIS 14.50 per share ($3.74 based on an exchange rate of NIS 3.875 per United States dollar as of June 15, 2016) on the TASE.

The average closing sale price for AudioCodes shares on Nasdaq during the period of December 16, 2015 through June 15, 2016 (the six months prior to the date of this Offer to Purchase) was $4.20 per share. Accordingly, the purchase price in the offer ($4.35 per share) is approximately 3.6% higher than the average closing sale price on Nasdaq during that period and is approximately 13.6% higher than the closing sale price on Nasdaq on June 15, 2016.

The average closing sale price for AudioCodes shares on the TASE during the six-month period prior to the date of this Offer to Purchase was NIS 16.18 per share. Accordingly, the purchase price in the offer (NIS 16.86 per share, based on an exchange rate of NIS 3.875 per United States dollar as of June 15, 2016) is 4.2% higher than the average closing sale price on the TASE during that period and is 16.3% higher than the closing sale price on the TASE on June 15, 2016.

We recommend that you obtain a recent quotation for your AudioCodes shares prior to deciding whether or not to tender your AudioCodes shares. See Section 6.

Do you have the financial resources to pay the purchase price in the offer?

Yes. The purchase of the AudioCodes shares in the offer will be financed by our internal resources. The offer is not conditioned on the availability of financing.

According to Israeli law, to secure the payment for the AudioCodes shares tendered pursuant to the offer, the Israeli Depositary, which is a member of the TASE, has agreed to guarantee our obligation to pay for the AudioCodes shares. To secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent and have deposited cash into an escrow account in an amount sufficient to pay for the maximum number of AudioCodes shares that we are offering to purchase. See Section 2 and Section 9.

Is your financial condition relevant to my decision on whether to tender in the offer?

No. Because our offer is not conditioned on the availability of financing, we possess all of the necessary funds to consummate the offer from cash on hand and we have deposited cash into an escrow account in an amount sufficient to pay for the maximum number of AudioCodes shares that we are offering to purchase. We believe that our financial condition is not material to a decision to tender to this offer. See Section 2 and Section 9.

What are the most significant conditions to the offer?

Shareholders may tender all or a portion of their AudioCodes shares. The offer is being made to all shareholders of AudioCodes and is not conditioned on any minimum number of AudioCodes shares being tendered. On the Completion Date (as defined below), if the number of AudioCodes shares that are validly tendered and not properly withdrawn prior to the completion of the Offer Period (as may be extended by us) is less than or equal to 3,000,000 AudioCodes shares, AudioCodes will, on the terms and subject to the conditions of the offer, purchase all of the AudioCodes shares so tendered unless AudioCodes elects to terminate the offer as provided in Section 10 below.

If more than 3,000,000 AudioCodes shares are validly tendered and not properly withdrawn in the United States and Israel in the aggregate, we will purchase a pro rata number of AudioCodes shares from all tendering shareholders, so that we would purchase no more than 3,000,000 AudioCodes shares.

The offer is not conditioned on the availability of financing. See “Background to the Offer — Rights of Shareholders Who Do Not Accept the Offer” and Section 10, which sets forth in full the conditions to the offer and describes those conditions to the offer that are waivable by us.

What will happen if the conditions to the offer are not satisfied?

If any condition is not satisfied, we may elect not to purchase, or may be prohibited from purchasing, any AudioCodes shares tendered in the offer, or, subject to applicable law, we may waive such conditions. See “Introduction,” Section 1 and Section 10.

How long do I have to decide whether to tender in the offer?

You may tender your AudioCodes shares until 10:00 a.m., New York time, or 5:00 p.m., Israel time, on July 20, 2016 (as may be extended by us). We refer to this period from the commencement of the offer until July 20, 2016, as may be extended, as the Offer Period, and the date of completion of the Offer Period is referred to as the Completion Date or the Expiration Date.

We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Completion Date, stating whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by us.

See “Introduction,” Section 1, Section 3 and Section 10.

How do I tender my AudioCodes shares?

This depends on the manner in which you hold your AudioCodes shares:

•	If you hold your AudioCodes shares through a TASE member, or you are named as a holder of the AudioCodes shares in the Register of Shareholders of AudioCodes in Israel, you should tender your AudioCodes shares to the Israeli Depositary by following the applicable procedures and instructions described in Section 3.
•	All other holders of AudioCodes shares should tender their AudioCodes shares to the U.S. Depositary, by following the applicable procedures and instructions described in Section 3.

See Section 3 and the Instructions to the Letter of Transmittal.

Can I tender my AudioCodes shares using a guaranteed delivery procedure?

No. You may only tender your AudioCodes shares by following the applicable procedures and instructions described in Section 3.

When can I withdraw the AudioCodes shares I tendered in the offer?

You may withdraw any previously tendered AudioCodes shares at any time prior to the completion of the Offer Period. In addition, under U.S. law, tendered AudioCodes shares may be withdrawn at any time after 60 days from the date of the commencement of the offer if we have not yet accepted the AudioCodes shares for payment. See Section 1 and Section 4.

When will you pay for the AudioCodes shares tendered in the offer?

All of the AudioCodes shares validly tendered in the offer and not properly withdrawn will be paid for promptly following the Expiration Date, subject to proration. We expect to make such payment, including in the event that proration of tendered AudioCodes shares is required, within five U.S. business days following the Expiration Date. See Section 1, Section 2 and Section 10.

Can the offer be extended, and under what circumstances?

We have the right, in our sole discretion, to extend the Offer Period, subject to applicable law. In addition, in certain circumstances, we may be required by law to extend the Offer Period. See Section 1.

How will we be notified if the offer is extended?

If we decide or are required by law to extend the Offer Period, we will inform the Depositaries and the Information Agent of that fact. We will also publicly announce the new Completion Date in accordance with applicable law, and in any event issue a press release to that effect no later than 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the first U.S. business day following the day on which we decide to extend the Offer Period. Under Israeli law, we are required to publicly announce the new expiration date no later than one Israeli business day prior to the Completion Date. See Section 1.

Has AudioCodes or its board of directors adopted a position on the offer?

Our board of directors has approved the offer. However, neither we nor our board of directors makes any recommendation to you as to whether you should or should not tender your shares. You must make your own decision as to whether to tender your shares in the offer and, if so, how many shares to tender. See “Introduction,” “Background to the Offer — Purpose of the Offer; Reasons for the Offer” and “Background to the Offer — Plans for AudioCodes after the Offer; Certain Effects of the Offer.”

What should I do before I decide whether or not to tender my AudioCodes shares?

Before making a decision with respect to whether or not to tender your AudioCodes shares in the offer, you are urged to carefully evaluate all the information in this Offer to Purchase, including the discussion of the material United States federal income tax and Israeli income tax considerations with respect to the offer contained in Section 5, and the other related documents delivered to you or to which we refer you, and consult your own investment and tax advisors. You should also obtain a recent quotation for the AudioCodes shares prior to deciding whether or not to tender your shares. See Section 6.

Do any of AudioCodes’ directors, executive officers or affiliates intend to tender any shares in the offer?

All of our directors and executive officers have informed us that they do not intend to tender their AudioCodes shares in the offer. To our knowledge, none of our affiliates (including directors and executive officers) intend to tender any AudioCodes shares in the offer. See “Introduction” and “Background to the Offer — Plans for AudioCodes after the Offer; Certain Effects of the Offer.”

What are the tax consequences of the offer?

The receipt of cash for AudioCodes shares accepted for payment by us from tendering shareholders who are “United States persons” for United States federal income tax purposes will generally be a taxable transaction for United States federal income tax purposes and will generally be treated for United States federal income tax purposes either as (1) a sale or exchange of shares or (2) a distribution in respect of shares. Shareholders who are U.S. persons are urged to consult their tax advisors regarding the effect of the receipt of cash for AudioCodes shares in their particular circumstances.

The receipt of cash for AudioCodes shares accepted for payment by us from tendering shareholders will generally be a taxable transaction for Israeli income tax purposes for both Israeli residents and non-Israeli residents, unless a specific exemption is available or a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

Payments to tendering shareholders will generally be subject to Israeli withholding tax at the fixed rate of 25% of the gross proceeds payable to them pursuant to the offer, unless the shareholder is entitled to an exemption or a different withholding rate. Israeli tax will not be withheld from a tendering shareholder who certifies on the accompanying “Declaration of Status for Israeli Income Tax Purposes” that the shareholder:

•	holds less than 5% of the outstanding Shares of AudioCodes; and
•	is not a resident of Israel for tax purposes; and
•	acquired their AudioCodes shares on or after AudioCodes’ initial public offering on Nasdaq in June 1999.

We recommend that you seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation. See Section 5.

Will the offer result in the delisting of the AudioCodes shares?

No. We expect that the AudioCodes shares that are not purchased by us pursuant to the offer will continue to trade on Nasdaq and the TASE following completion of the offer. See Section 7.

With whom may we talk if we have questions about the offer?

You can call Alliance Advisors LLC, our Information Agent at +1-855-325-6673 (from the U.S. or Canada) or +1-973-873-7780 (international — collect) during their normal business hours. See the back cover of this Offer to Purchase.

INTRODUCTION

We, AudioCodes Ltd., or AudioCodes, hereby offers to purchase up to 3,000,000 ordinary shares of AudioCodes, nominal (par) value NIS 0.01 per share, or AudioCodes shares, representing approximately 8.2% of AudioCodes’ issued and outstanding shares (excluding 18,732,638 AudioCodes shares held as treasury shares) and of its voting power as of June 13, 2016, at a price of $4.35 per share, net to you (subject to withholding taxes, as applicable), in cash, without interest. The offer is subject to the terms and conditions set forth in this Offer to Purchase, the Letter of Transmittal and the other related documents delivered to you.

AudioCodes shares are listed and traded on the Nasdaq and on the TASE, both under the ticker symbol “AUDC”. As of June 13, 2016, there were 36,382,167 AudioCodes shares issued and outstanding (excluding 18,732,638 AudioCodes shares held as treasury shares). As a result, if we purchase 3,000,000 AudioCodes shares in the offer, we would hold 21,732,638 AudioCodes shares as treasury shares, representing approximately 39.4% of the issued AudioCodes shares (including 18,732,638 AudioCodes shares held as treasury shares on the date of this Offer to Purchase).

The offer is being conducted simultaneously in the United States and in Israel. The offer will be completed at 10:00 a.m., New York time, or 5:00 p.m., Israel time, on July 20, 2016. We refer to the period from the commencement of the offer until July 20, 2016, as may be extended, as the Offer Period, and the date of completion of the Offer Period is referred to as the Completion Date or the Expiration Date. We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Completion Date, stating whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by us.

We, with the assistance of Israeli legal counsel, have been granted exemptive relief by the Israeli Securities Authority, or the ISA, from certain provisions of the Israeli securities laws to enable us to structure a tender offer that would comply with applicable law and regulations in Israel.

If you are a record owner of AudioCodes shares and tender directly to American Stock Transfer & Trust Company, the U.S. Depositary, or to Mizrahi Tefahot Bank, Ltd., the Israeli Depositary (which we refer to together as the Depositaries), you will generally not be obligated to pay brokerage service fees or commissions or, except as set forth in the Letter of Transmittal, share transfer taxes with respect to the sale of your AudioCodes shares in the offer. If you hold your AudioCodes shares through a bank or broker, we recommend that you check whether they charge any service or other fees.

Under certain circumstances, you may be subject to U.S. federal backup withholding of 28% of the gross proceeds payable to you pursuant to the offer and to Israeli withholding tax at various rates, depending on your personal situation. See Section 5 for a more detailed description of the material U.S. federal income tax and Israeli tax considerations applicable to AudioCodes’ shareholders in connection with the offer. We recommend that you seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation.

We will pay the fees and expenses of the Depositaries in connection with the offer. The Depositaries will act as agents for tendering shareholders for the purpose of receiving payment from us and transmitting payments to tendering shareholders whose AudioCodes shares are accepted for payment. We will also pay the fees and expenses incurred by Alliance Advisors LLC, our Information Agent, who will facilitate and answer questions concerning the offer during their respective normal business hours.

Shareholders may tender all or a portion of their AudioCodes shares. The offer is being made to all shareholders of AudioCodes and is not conditioned on any minimum number of AudioCodes shares being tendered. On the Completion Date, if the number of AudioCodes shares that are validly tendered and not properly withdrawn prior to the completion of the Offer Period (as may be extended by us) is less than or equal to 3,000,000 AudioCodes shares, AudioCodes will, on the terms and subject to the conditions of the offer, purchase all of the AudioCodes shares so tendered unless AudioCodes elects to terminate the offer.

If more than 3,000,000 AudioCodes shares are validly tendered and not properly withdrawn in the United States and Israel in the aggregate, we will purchase a pro rata number of AudioCodes shares from all tendering shareholders, so that we would purchase no more than 3,000,000 AudioCodes shares.

The offer is not conditioned on the availability of financing. Certain other conditions to the consummation of the offer are described in Section 10. We reserve the right (subject to applicable law and the rules of the SEC) to amend or, other than the conditions set forth in clause (b) of Section 10, waive any one or more of the terms of, and conditions to, the offer. However, if any of these conditions are not satisfied, we may elect not to purchase, or may be prohibited from purchasing any AudioCodes shares tendered in the offer. See Section 1 and Section 10.

Our board of directors has approved the offer. However, neither we nor our board of directors makes any recommendation to you as to whether you should or should not tender your AudioCodes shares in the offer. You must make your own decision as to whether to tender your shares and, if so, how many AudioCodes shares to tender. See “Background to the Offer — Purpose of the Offer; Reasons for the Offer.”

To our knowledge, none of our affiliates (including directors and executive officers) intend to tender any shares in the offer.

This Offer to Purchase, the Letter of Transmittal and the other related documents delivered to you contain important information which should be read carefully before any decision is made with respect to the offer.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase, the Letter of Transmittal and the other related documents delivered to you and/or incorporated by reference herein include “forward-looking statements” that are not purely historical regarding our intentions, hopes, beliefs, expectations and strategies for the future, including, without limitation:

•	statements regarding our cash resources following consummation of the offer;
•	statements regarding the public float of AudioCodes shares following consummation of the offer;
•	statements regarding whether the AudioCodes shares will continue to be “margin securities” following consummation of the offer;
•	statements regarding whether the AudioCodes shares will continue to be traded on Nasdaq or the TASE, following consummation of the offer;
•	any statements of the plans, objectives or expectations regarding the future operations or status of AudioCodes;
•	any anticipated trends;
•	any statements regarding our long term growth prospects or other future economic conditions or performance; and
•	any statement of assumptions underlying any of the foregoing.

Forward-looking statements that are based on various assumptions (some of which are beyond our control) may be identified by the use of forward-looking terminology, such as “may,” “can be,” “will,” “expects,” “anticipates,” “intends,” “believes,” “potential,” “view” and similar words and phrases. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Our actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to:

•	changes in domestic and foreign economic and market conditions;
•	uncertainty as to the completion or timing of the offer; and
•	the risk factors detailed in our most recent annual report on Form 20-F and other filings with the SEC.

See Section 8 of this Offer to Purchase for a discussion of certain information relating to AudioCodes. Except as may be required by law, we do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such forward-looking statements.

You should assume that the information appearing in this Offer to Purchase is accurate as of the date on the front cover of this Offer to Purchase only.

BACKGROUND TO THE OFFER

Background

In August 2014, our board of directors approved a program to repurchase up to $3.0 million of AudioCodes shares. In each of November 2014, May 2015, January 2016 and May 2016, we received court approval in Israel to repurchase up to an additional $15.0 million of AudioCodes shares. These court approvals were received according to Section 303 of the Israeli Companies Law (since such repurchases were and are considered, according to Israeli law and with regard to AudioCodes’ financial statements for each relevant period, as “distributions” that do not meet the profit criterion (as defined in Section 302 of the Israeli Companies Law)). Share purchases have taken place in open market transactions or in privately negotiated transactions and may be made from time to time depending on market conditions, share price, trading volume or other factors. The repurchase program does not require us to purchase a specific number of AudioCodes shares and may be suspended from time to time or discontinued.

During the year ended December 31, 2015, we acquired an aggregate of 4,762,529 AudioCodes shares for approximately $19.5 million. During the year ended December 31, 2014, we acquired an aggregate of 1,048,891 AudioCodes shares for approximately $5.3 million. In 2016, as of the date of this Offer to Purchase, we have acquired an aggregate of 1,564,511 AudioCodes shares for approximately $6.7 million. As of the date of this Offer to Purchase, we may purchase an additional $15 million of AudioCodes shares under the repurchase program. If the offer is fully subscribed and we acquire 3,000,000 AudioCodes shares at the offer price of $4.35, we will only be permitted to purchase an additional $1.95 million of AudioCodes shares under the repurchase program. Such repurchases will be funded from available working capital. The current court approval for share repurchases will expire on October 7, 2016.

In May 2016 we began exploring the possibility of conducting a tender offer. From late May 2016 through the date of this Offer to Purchase, we undertook preparations to enable us to commence a self-tender offer if the conditions to commencement of an offer were fulfilled. In June 2016, with the assistance of Israeli legal counsel, we applied to the ISA for relief from certain provisions of the Israeli securities laws to enable us to structure a tender offer that would comply with applicable law and regulations in both the U.S. and Israel and on June 15, 2016 we obtained such exemptive relief. In addition, we have requested from the Israeli Tax Authority, or the ITA, an approval with respect to the Israeli withholding tax rates applicable to the offer, and on June 16, 2016, we obtained such approval.

On June 14, 2016, our board of directors resolved, following approval by our audit committee, to authorize our management to commence the offer. The key terms are:

•	the aggregate number of AudioCodes shares that may be repurchased in the offer shall not exceed 3,000,000 shares;
•	the purchase price per AudioCodes share in the offer will be equal to $4.35, which reflects a premium of approximately 13.6% over the closing price of the AudioCodes shares on Nasdaq on June 15, 2016, the last full trading day on Nasdaq preceding this Offer to Purchase, and a premium of 16.3% over the closing price of the AudioCodes shares on the TASE on same date (based on the exchange rate of the NIS against the U.S. dollar as of same date); and
•	there shall be no requirement that a minimum number of AudioCodes shares be tendered in the offer.

Purpose of the Offer; Reasons for the Offer

As described above, our audit committee and board of directors determined that we should utilize a portion of our cash to repurchase AudioCodes shares by means of this self tender offer. The decision of our audit committee and board of directors to approve the offer (subject to the conditions described in Section 10 (“Conditions to the Offer”)), was the result of careful consideration by our audit committee and board of directors of numerous factors, including, without limitation, the following:

•	in August 2014, our Board of Directors approved a program to repurchase up to $3.0 million of AudioCodes shares. In each of November 2014, May 2015, January 2016 and May 2016, we received court approval in Israel to repurchase up to an additional $15.0 million of AudioCodes shares. Although we have previously made open market repurchases of AudioCodes shares, our board of directors determined that it would be desirable to make a direct tender offer to our shareholders for the reasons described in the bullet points below;
•	given our strong cash position, coupled with our management’s confidence in our long term growth prospects, we believe that the repurchase of AudioCodes shares at appropriate price levels is an attractive investment for us and is also in the best interests of our shareholders;
•	we believe that the current market value for the AudioCodes shares does not properly reflect the value of AudioCodes and presents an opportunity for us to repurchase shares at an attractive price per share, while providing the shareholders with an easy opportunity to obtain liquidity with respect to their AudioCodes shares by tendering in the offer, for cash and without potential disruption to the share price of the AudioCodes shares or the usual transaction costs associated with market sales;
•	by reducing the number of outstanding AudioCodes shares, the offer will proportionately increase the relative ownership interest of each of the remaining outstanding AudioCodes shares in the company, and thus in AudioCodes’ future earnings and assets, dividends or other distributions, and losses, if any;
•	the offer will not materially impact our activity in a negative way;
•	we possess all necessary funds to consummate the offer from cash on hand; and
•	by reducing the number of AudioCodes shares outstanding, the offer is expected to enable us to improve our earnings per AudioCodes share and return on equity in future periods.

In reaching its determination to approve the offer, the board of directors consulted with its legal and other advisors, as well as our management, and considered other information relating to us and the proposed transaction, including, but not limited to, the following:

•	based on its review of current business objectives, our available cash and anticipated cash needs and possible alternative uses for our cash, our board of directors determined that the offer is a prudent use of our financial resources. In the course of this review, our board of directors determined that our cash resources are sufficient to both finance the offer and meet our anticipated requirements for future operations, although there can be no assurance in that regard; and
•	certain effects of the offer as more fully described below under “— Plans for AudioCodes after the Offer; Certain Effects of the Offer.”

Although the foregoing discussion sets forth all of the material factors considered by our board of directors in reaching its decision to approve the offer, it may not include all of the factors considered by the board of directors, and each director may have considered different factors. In view of the variety of factors and the amount of information considered, the board of directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its decision. The decision was made after consideration of all of the factors as a whole.

Although our board of directors has approved the offer, neither we nor our board of directors makes any recommendation to you as to whether you should or should not tender your AudioCodes shares and neither we nor our board of directors has authorized any person to make any such recommendation. We are not making a recommendation as to whether you should or should not tender your AudioCodes shares in the offer because we believe that you should make your own decision based on your views as to the value of your AudioCodes shares and our prospects, as well as your liquidity needs, investment objectives and other individual considerations. You should carefully evaluate all information in this Offer to Purchase, including the discussion of the material U.S. federal income tax and Israeli income tax considerations with respect to the offer contained in Section 5, and the other related documents delivered to you or to which we refer you, consult your own investment and tax advisors, and make your own decisions as to whether or not to tender your AudioCodes shares and, if so, how many AudioCodes shares to tender.

Plans for AudioCodes after the Offer; Certain Effects of the Offer

Shares that we acquire in the offer will be deemed issued but considered treasury shares (or “dormant shares” as such term is defined in the Israeli Companies Law) that carry no rights, including voting rights and the right to receive dividends, for so long as they are held by us. These shares will be available for us to sell in the future without further shareholder action (except as required by applicable law or the applicable rules of Nasdaq or the TASE) for a variety of purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee share option plans. We have no current plans for the sale of our shares to be repurchased pursuant to the offer.

Except as otherwise described below or elsewhere in this Offer to Purchase, we and, to the best of our knowledge, the persons and entities set forth on Schedule I, have no current plans, proposals or negotiations that relate to or would result in the following:

•	an extraordinary corporate transaction, merger, reorganization or liquidation involving AudioCodes or any of its subsidiaries;
•	a purchase, sale or transfer of a material amount of the assets of AudioCodes or any of its subsidiaries;
•	any material change in the present dividend rate or policy, or indebtedness or capitalization of AudioCodes;
•	any change in the present board of directors or management of AudioCodes (including, but not limited to, any plan or proposal to change the number or term of directors or to fill any existing vacancy on the board or to change any material term of the employment contract of any executive officer);
•	any other material change in AudioCodes’ corporate structure or business;
•	a delisting of the AudioCodes shares;
•	the AudioCodes shares becoming eligible for termination of registration under Section 12(g)(4) of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act;
•	any suspension of AudioCodes’ obligation to file reports under Section 15(d) of the Exchange Act;
•	any acquisition by any person of additional securities of AudioCodes, or the disposition of securities of AudioCodes, including by tender offer; or
•	any changes in AudioCodes’ organizational documents or other actions that could impede the acquisition of control of AudioCodes.

From time to time, AudioCodes and its subsidiaries have explored, and expect to continue to explore opportunities to make investments, dispose of existing investments or otherwise participate in material financing or business combination transactions, although there can be no assurance as to whether or when any such investments, dispositions or transactions will in fact be made or occur.

After the completion of the offer, we expect to have sufficient cash flow and access to other funding to meet our cash needs for normal operations and anticipated capital expenditures. However, our actual results may differ from our expectations and we cannot assure you that we will have sufficient cash to meet all our future needs following the consummation of the offer. Future events may materially adversely affect our business, expenses or prospects and could affect our available cash or the availability or cost of external financial resources. See “— Forward-Looking Statements.”

Our purchase of AudioCodes shares pursuant to the offer will reduce the number of AudioCodes shares that might otherwise be traded publicly and may reduce the number of AudioCodes shareholders. If the offer is consummated, AudioCodes’ “public float,” that is, the number of AudioCodes shares owned by AudioCodes’ non-affiliated shareholders and available for trading in the securities markets, will be reduced. This may result in lower share prices or reduced liquidity in the trading market for AudioCodes shares in the future. Nonetheless, we anticipate that there will be a significant number of AudioCodes shares issued and outstanding and publicly traded following consummation of the offer to ensure a continued trading market for the AudioCodes shares. Based upon published guidelines of Nasdaq and the TASE, we believe that our purchase of AudioCodes shares pursuant to the offer will not, in itself, cause the remaining AudioCodes shares to be delisted from Nasdaq or the TASE.

The AudioCodes shares are currently “margin securities” under the rules and regulations of the Board of Governors of the Federal Reserve System. This has the effect, among other things, of allowing brokers to extend credit to their customers using such AudioCodes shares as collateral. We believe that, following the purchase of AudioCodes shares pursuant to the offer, the AudioCodes shares will continue to be “margin securities” for purposes of the margin rules and regulations of the Board of Governors of the Federal Reserve System.

In addition, upon consummation of the offer, shareholders who do not tender any AudioCodes shares, or tender less than all of their AudioCodes shares, will realize a proportionate increase in their relative ownership interest in AudioCodes, and thus in our future earnings and assets, dividends or other distributions, and losses, if any, in accordance with the rights attached to share capital pursuant to our Articles of Association, subject to our right to issue additional shares and other equity securities in the future or to resell the AudioCodes shares purchased in the offer. Shareholders may be able to sell non-tendered AudioCodes shares in the future on Nasdaq or the TASE, at a net price higher or lower than the offer price. We can give no assurance as to the price at which a shareholder may be able to sell his or her AudioCodes shares in the future, which may be higher or lower than the offer price.

As of June 13, 2016, there were 36,382,167 AudioCodes shares issued and outstanding (excluding 18,732,638 AudioCodes shares held as treasury shares). As a result, if we purchase 3,000,000 AudioCodes shares in the offer, we would hold 21,732,638 AudioCodes shares as treasury shares, representing approximately 39.4% of the issued AudioCodes shares (including 18,732,638 AudioCodes shares held as treasury shares on the date of this Offer to Purchase).

AudioCodes shares held in treasury do not carry any rights, including voting power and the right to receive dividends, for so long as they are held by us.

All of our directors and executive officers have informed us that they do not intend to tender their AudioCodes shares in the offer. To our knowledge, none of our affiliates (including directors and executive officers) intend to tender any AudioCodes shares in the offer.

From an accounting perspective, upon the consummation of the offer, our shareholders’ equity will be reduced by an amount equal to the aggregate consideration that we pay for the AudioCodes shares accepted by us for payment in the offer. Therefore, if the offer is fully subscribed and we acquire 3,000,000 AudioCodes shares at the offer price of $4.35, our shareholders’ equity will be reduced by $13.05 million.

In addition, we may in the future distribute additional cash to our shareholders including by way of one or more dividends, distributions or repurchases of additional shares pursuant to one or more open-market purchase programs, through private transactions or through tender offers or otherwise, subject to applicable U.S. and Israeli law, including Rule 13e-4(f)(6) under the Exchange Act, which prohibits us and our affiliates from making any purchases of our shares, other than pursuant to the offer, until at least ten business days after the date of termination of the offer, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act. Future purchases may be on the same terms or on terms that are more or less favorable to our shareholders than the terms of the offer. Any possible future purchases will depend on many factors, including the market price of our shares, the results of the offer, our business and financial position and general economic and market conditions. We currently intend to continue as a publicly-traded company, but we may continue to effect open-market share repurchases up to the $15 million cap approved by our board of directors and the court, of which $1.95 million will remain following the consummation of the offer.

Rights of Shareholders Who Do Not Accept the Offer

You will have no appraisal or similar rights with respect to the offer. If you decide not to tender your AudioCodes shares in the offer, you may simply not respond to the offer.

Interests of Persons in the Offer

You should be aware that some of our affiliates, officers and directors have agreements with us that are described below and that may present us or them with actual or potential conflicts of interest.

Transactions and Arrangements Concerning the Shares

Except as set forth in this Offer to Purchase, neither we nor, to the best of our knowledge, any of the persons and entities listed on Schedule I, any associate or majority-owned subsidiary of ours or any executive officer or director of any subsidiary of ours, has effected any transaction in the shares of AudioCodes during the past 60 days.

Except as otherwise described below and elsewhere in this Offer to Purchase, neither we nor, to the best of our knowledge, any of the persons and entities listed on Schedule I or any other entity in our control or in their control, is a party to any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of AudioCodes, including, but not limited to, any agreement, arrangement or understanding relating to the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

Employee Share Plans

We have Employee Share Purchase Plans for the sale of shares to our employees and an Equity Incentive Plan for the granting of options, restricted share units and restricted shares to our employees, officers, directors and consultants. Our 2008 Equity Incentive Plan, or 2008 Plan, is pursuant to the Israeli Income Tax Ordinance, entitling the beneficiaries who are our employees to tax benefits under Israeli law. There are various conditions that must be met in order to qualify for these benefits, including registration of the options in the name of a trustee for each of the beneficiaries who is granted options. For tax benefits each option, and any AudioCodes shares acquired upon the exercise of the option, must be held by the trustee at least for a period commencing on the date of grant and ending no later than 24 months after the date of grant, in accordance with the period of time specified by Section 102 of Israel’s Income Tax Ordinance, and deposited in trust with the trustee. We adopted the 2008 Plan under Section 102 of the Israeli Income Tax Ordinance, or Section 102, which provides certain tax benefits in connection with stock-based compensation to employees, officers and directors. The 2008 Plan was approved by the Israeli Tax Authority.

Under the 2008 Plan, we may grant our directors, officers and employees restricted shares, restricted share units and options to purchase AudioCodes shares under Section 102. We may also grant other persons awards under the 2008 Plan. However, such other persons (controlling shareholders and consultants) will not enjoy the tax benefits provided by Section 102. The total number of AudioCodes shares that were originally available for grant under the 2008 Plan was 2,009,122, which was increased over the years to 8,009,122. This number is reduced by one share for each equity grant we make under the 2008 Plan. As of June 13, 2016, 1,904,246 AudioCodes shares remained available for grant under the 2008 Plan. As of June 13, 2016, there are 3,797,584 options to purchase AudioCodes shares and 421,297 restricted share units outstanding under the 2008 Plan.

The foregoing description is qualified in its entirety by reference to the 2008 Plan and its amendments, all of which are filed as exhibits to our Schedule TO and are hereby incorporated by reference.

Repurchase Program

In August 2014, our board of directors approved a program to repurchase up to $3.0 million of AudioCodes shares. In November 2014, we received court approval in Israel to repurchase up to an additional $15.0 million of AudioCodes shares. In each of May 2015, January 2016 and May 2016, the court approved an additional $15.0 million in share repurchases. These court approvals were received according to Section 303 of the Israeli Companies Law (since such repurchases were and are considered, according to Israeli law and with regard to AudioCodes’ financial statements for each relevant period, as “distributions” that does not meet the profit criterion (as defined in Section 302 of the Israeli Companies Law)). Share purchases have taken place in open market transactions or in privately negotiated transactions and may be made from time to time depending on market conditions, share price, trading volume or other factors. The repurchase program does not require us to purchase a specific number of AudioCodes shares and may be suspended from time to time or discontinued. During the year ended December 31, 2015, we acquired an aggregate of 4,762,529 AudioCodes shares for approximately $19.5 million. During the year ended December 31, 2014, we acquired an aggregate of 1,048,891 AudioCodes shares for approximately $5.3 million. In 2016, as of the date of this Offer to Purchase, we have acquired an aggregate of 1,564,511 AudioCodes shares for approximately $6.7 million. As of the date of this Offer to Purchase, we may purchase an additional $13.05 million of AudioCodes shares under the repurchase program. If the offer is fully subscribed and we acquire 3,000,000 AudioCodes shares at the offer price of $4.35 per share, we will only be permitted to purchase an additional $1.95 million of AudioCodes shares under the repurchase program. Such repurchases will be funded from available working capital. The current court approval for share repurchases will expire on October 7, 2016.

Beneficial Ownership of Shares

As of June 13, 2016, there were 36,382,167 AudioCodes shares issued and outstanding (excluding 18,732,638 AudioCodes shares held as treasury shares). As a result, if we purchase 3,000,000 AudioCodes shares in the offer, we would hold 21,732,638 AudioCodes shares as treasury shares, representing approximately 39.4% of the issued AudioCodes shares (including 18,732,638 AudioCodes shares held as treasury shares on the date of this Offer to Purchase).

The following table sets forth, as of June 13, 2016 the number of AudioCodes shares (our ordinary shares constitute our only outstanding voting securities), beneficially owned by (i) all shareholders known to us to own more than 5% of our outstanding ordinary shares, and (ii) all of our directors and senior executive officers as a group.

Identity of Person or Group	Number of AudioCodes shares beneficially owned	Percentage of outstanding AudioCodes Shares(1)	Percentage of AudioCodes Shares (Fully Diluted)(2)
Shabtai Adlersberg, President, Chief Executive Officer and Director (see Schedule I to this Offer to Purchase)(3)	5,440,983	15.0%	13.4%
Leon Bialik(4)	4,019,322	11.0%	9.9%
Senvest Management, LLC(5)	3,102,709	8.5%	7.6%
All directors and senior executive officers as a group (15 persons)(6)	6,185,603	17.0%	15.2%

(1)	The percentages shown are based on 36,382,167 AudioCodes shares issued and outstanding (which excludes 18,732,638 AudioCodes shares held as treasury shares) as of June 13, 2016.
(2)	The percentages shown are based on AudioCodes shares as presented in Section (1) above and on outstanding options to purchase 3,797,584 shares and 421,297 outstanding restricted share units, as of June 13, 2016.
(3)	Includes options to purchase 600,846 shares, exercisable within 60 days of June 13, 2016 and 9,833 ordinary shares issuable pursuant to restricted share units that vest within 60 days of June 13, 2016.
(4)	The information is derived from a statement on Schedule 13G/A, dated February 1, 2016, of Leon Bialik filed with the SEC.

(5)	The information is derived from a statement on Schedule 13G/A, dated February 12, 2016, of Senvest Management, LLC (“Senvest”) and Richard Mashaal (“Mashaal”) filed with the SEC. Such Schedule 13G/A reflected (i) sole voting and dispositive power as to zero (0) ordinary shares, and shared voting and dispositive power as to 3,102,709 ordinary shares, by Mashaal and (ii) sole voting and dispositive power as to zero (0) ordinary shares, and shared voting and dispositive power as to 3,102,709 ordinary shares, by Senvest. Mashaal, in his capacity as the managing member of Senvest, has voting or dispositive power as to all ordinary shares owned by Senvest’s investment vehicles.
(6)	Includes 1,226,365 ordinary shares which may be purchased pursuant to options exercisable within sixty days following June 13, 2016 and 23,583 ordinary shares issuable pursuant to restricted share units that vest within 60 days of June 13, 2016.

THE TENDER OFFER

YOU SHOULD READ THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE OTHER RELATED DOCUMENTS DELIVERED TO YOU CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER; PRORATION; EXPIRATION DATE.

The offer is being made to all of AudioCodes’ shareholders. Upon the terms of, and subject to the conditions to, the offer (including any terms of, and conditions to, any extension or amendment), subject to proration, we will accept for payment and pay for AudioCodes shares, that are validly tendered and not properly withdrawn in accordance with Section 4 prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on July 20, 2016, unless and until we extend the period of time during which the period of the offer is open. We refer to the period from the commencement of the offer until July 20, 2016, as may be extended (as described below), as the Offer Period, and the date of completion of the Offer Period is referred to as the Completion Date or the Expiration Date.

We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Completion Date, stating whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by us.

Shares tendered during the Offer Period may be withdrawn at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Completion Date. In this respect, we recommend that you read Section 4 and Section 10 of this Offer to Purchase.

We expect to make payment for validly tendered and not properly withdrawn AudioCodes shares, including in the event that proration of tendered AudioCodes shares is required, within five U.S. business days following the Expiration Date.

No fractional AudioCodes shares will be purchased by us in the offer. Shareholders may tender all or a portion of their AudioCodes shares. The offer is being made to all shareholders of AudioCodes and is not conditioned on any minimum number of AudioCodes shares being tendered. On the Completion Date, if the number of AudioCodes shares that are validly tendered and not properly withdrawn prior to the completion of the Offer Period (as may be extended by us) is less than or equal to 3,000,000 AudioCodes shares, AudioCodes will, on the terms and subject to the conditions of the offer, purchase all of the AudioCodes shares so tendered unless AudioCodes elects to terminate the offer. If 3,000,000 AudioCodes shares are validly tendered and not withdrawn, we would hold 21,732,638 AudioCodes shares as treasury shares (including the AudioCodes shares sought to be acquired hereunder), representing approximately 39.4% of the issued AudioCodes shares (including the 18,732,638 AudioCodes shares held as treasury shares on the date of this Offer to Purchase). AudioCodes shares held in treasury do not carry any rights, including voting power and the right to receive dividends for so long as they are held by us.

The offer is not conditioned on the availability of financing. Certain other conditions to the consummation of the offer are described in Section 10. We reserve the right (subject to applicable law and the rules of the SEC) to amend or, other than the conditions set forth in clause (b) of Section 10, waive any one or more of the terms of, and conditions to, the offer. However, if any of these conditions are not satisfied, we may elect not to purchase, or may be prohibited from purchasing any AudioCodes shares tendered in the offer. See Section 1 and Section 10, which sets forth in full the conditions to the offer and specifies those conditions to the offer that are waivable by us.

If more than 3,000,000 AudioCodes shares are validly tendered and not properly withdrawn, prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Expiration Date, we will purchase 3,000,000 AudioCodes shares on a pro rata basis from all shareholders who have validly tendered their shares in the Offer Period and have not properly withdrawn their shares before the completion of the Offer Period. The number of AudioCodes shares that we will purchase from each tendering shareholder will be based on the total number of AudioCodes shares validly tendered by all shareholders prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Expiration Date and not properly withdrawn before the completion of the Offering Period. The proration factor, if any, will be calculated by dividing (x) 3,000,000 AudioCodes shares, the maximum number of AudioCodes shares that we are offering to purchase, by (y) the aggregate number of AudioCodes shares validly tendered in the offer and not properly withdrawn in the U.S. and Israel.

Promptly following the Expiration Date, we will announce the results of the offer and the proration factor, if any. If we are unable to promptly determine the proration factor, we will announce the preliminary results.

Under Israeli law, once we announce following the completion of the Offer Period that the offer has been accepted, or, in other words, that all the conditions to the offer have been satisfied or, subject to applicable law, waived by us, no further conditions to the offer would apply and we will become irrevocably bound to purchase the AudioCodes shares validly tendered in the offer and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Expiration Date (subject to proration, if any).

Subject to applicable laws and regulations, if any condition has not been satisfied as of the Completion Date, we may decide to:

•	extend the Offer Period (except that, pursuant to the Israeli Securities Law, we must generally provide notice to that effect at least one Israeli business day prior to the Completion Date);
•	if only the condition set forth in clause (a) of Section 10 below has not been satisfied, waive such condition and, subject to proration, accept for payment and promptly pay for all AudioCodes shares validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Expiration Date; or
•	terminate the offer and not accept for payment or pay for any AudioCodes shares and promptly return all tendered AudioCodes shares to tendering shareholders.

Under Israeli law, however, the offer may not remain open for more than 60 days following the date of this Offer to Purchase, except that if a third party commences a tender offer for AudioCodes shares during the Offer Period, we will be permitted to extend the Offer Period so that the Completion Date will correspond with the expiration date of the third party’s tender offer.

In the event that we extend the Offer Period, we will inform the Depositaries and the Information Agent of that fact. Under Israeli law, we are required to publicly announce the new expiration date no later than one Israeli business day prior to the Completion Date. Accordingly, we will also:

•	file an immediate report with the ISA no later than one Israeli business day prior to the Completion Date, and, within one Israeli business day thereafter (or within two business days, in the event our decision to extend the Offer Period was made toward the late evening hours, Israel time, on one Israeli business day prior to the Completion Date), publish the notice in two daily newspapers having a mass circulation and published in Israel in Hebrew; and
•	issue a press release announcing a new Completion Date no later than 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the first U.S. business day following the day on which we decide to extend the Offer Period.

Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rule 13e-4(e)(3) under the Exchange Act, which requires that material changes be promptly disseminated to holders of AudioCodes shares in a manner reasonably designed to inform such holders of such changes), we currently intend to make announcements regarding the offer by distributing a press release to “PR Newswire” and publishing the aforesaid notices in the Israeli newspapers “Haaretz” and “Hamevaser”.

Under Israeli law, however, we will not be permitted to extend the Offer Period, unless either (1) the Israeli Depositary, which guarantees our obligation to pay for the AudioCodes shares, confirms that, under the new circumstances, it will maintain such guarantee, or (2) such a guarantee is obtained by us from another TASE member.

If we make a material change in the terms of the offer (as may be permitted under applicable law) or in the information concerning the offer, or if we waive a material condition to the offer (if permitted pursuant to the Exchange Act, the rules of the SEC and the Israeli Securities Law), we will extend the Offer Period to the extent required by the Exchange Act, the rules of the SEC and the Israeli Securities Law. If, before the Expiration Date, we decide to increase the consideration being offered, such increase will be applicable to all shareholders whose AudioCodes shares are accepted for payment pursuant to the offer. If, at the time that the notice of any increase in the offered consideration is first published, sent or given, the Offer Period is scheduled to be completed at any time earlier than the tenth business day from and including the date that the notice is first so published, sent or given, the Offer Period will be extended until the expiration of at least ten business days after that notice. For purposes of this paragraph, a “business day” shall mean a business day as defined in Rule 13e-4(a)(3) under the Exchange Act.

This Offer to Purchase, the Letter of Transmittal and the other related documents to be furnished will be mailed to the record holders of AudioCodes shares whose names appear as of the date of this Offer to Purchase on AudioCodes’ shareholder list. They will also be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear as of the date of this Offer to Purchase on the shareholder list or, if applicable, who are listed as of the date of this Offer to Purchase as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of AudioCodes shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

General.  Promptly following the Expiration Date and upon the terms of, and subject to the conditions to, the offer (including, if the Offer Period is extended or the offer is otherwise amended, the terms of, and conditions to, any such extension or amendment), subject to proration, we will accept for payment and, subject to any applicable withholding tax duties, pay for all AudioCodes shares validly tendered prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Expiration Date and not properly withdrawn in accordance with Section 4. We expect to make such payment, including in the event that proration of tendered AudioCodes shares is required, within five U.S. business days following the Expiration Date. Please see Section 1.

According to Israeli law, to secure the payment for the AudioCodes shares tendered pursuant to the offer, the Israeli Depositary, which is a TASE member, has agreed to guarantee our obligation to pay for the AudioCodes shares tendered and accepted by us for payment pursuant to the offer. To secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent and have deposited cash into an escrow account in an amount sufficient to pay for the maximum number of AudioCodes shares that we are offering to purchase in the offer.

In all cases, we will pay for AudioCodes shares validly tendered and accepted for payment pursuant to the offer only after timely receipt by the Depositaries of the required documents to substantiate a valid tender, as set forth in Section 3.

For purposes of the offer, we will be deemed to have purchased AudioCodes shares that have been validly tendered and not properly withdrawn if and when we give oral or written notice to the Depositaries of our acceptance for payment of AudioCodes shares pursuant to the offer. Upon the terms of, and subject to the conditions to, the offer, payment for the AudioCodes shares will be made by the Depositaries.

Under no circumstances will interest be paid on the purchase price to be paid, regardless of any extension of the offer or any delay in making payment.

If, pursuant to the terms of, and conditions to, the offer, we do not accept tendered AudioCodes shares for payment for any reason or if certificates are submitted representing more AudioCodes shares than are tendered (including by reason of proration), certificates evidencing unpurchased AudioCodes shares will be returned to the tendering shareholder (or, in the case of AudioCodes shares tendered by book-entry transfer pursuant to the procedure set forth in Section 3, the AudioCodes shares will be credited to the relevant account), promptly following the expiration, termination or withdrawal of the offer.

If, prior to the Expiration Date, we increase the consideration per share offered to the shareholders pursuant to the offer, the increased consideration per share will be paid to all holders of AudioCodes shares that are purchased pursuant to the offer, whether or not such AudioCodes shares were tendered prior to the increase in consideration.

Form of Payment.  All shareholders tendering their AudioCodes shares in the offer to the Israeli Depositary will be paid in New Israeli Shekels in accordance with the exchange rate of the U.S. dollar against the NIS as known on the actual payment date. All other shareholders tendering their AudioCodes shares in the offer will be paid in U.S. dollars.

Withholding Tax.  Please note that under the “Backup Withholding” provisions of U.S. federal income tax law, the U.S. Depositary may be required to withhold, at applicable rates (currently 28%), amounts received by a tendering shareholder or other payee pursuant to the offer. To prevent the withholding of 28% of the purchase price received for AudioCodes shares tendered in the offer to the U.S. Depositary, each tendering shareholder who does not otherwise establish an exemption from such withholding must provide the U.S. Depositary with such shareholder’s correct taxpayer identification number and certify that it is not subject to U.S. federal backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal, Form W-8BEN, Certificate of Foreign Status, or Form W-8BEN-E, Certificate of Status of Beneficial Owner, as applicable. See Instruction 9 of the Letter of Transmittal. Holders of AudioCodes shares that are not U.S. Holders (as defined in Section 5 below) are urged to consult their tax advisors regarding the application of U.S. income and withholding taxes and backup withholding (including eligibility for any withholding tax reduction or exemption, and the refund procedure). Moreover, holders of AudioCodes shares that are U.S. Holders and that tender their AudioCodes shares to the U.S. Depositary are urged to consult with their own tax advisors regarding the applicability of U.S. backup withholding to any payment received by them pursuant to the offer. See Section 5.

Also, under the “withholding tax” provisions of Israeli income tax law, the gross proceeds payable to a tendering shareholder in the offer generally will be subject to Israeli withholding tax at a rate of 25.0% of the shareholder’s gain on such sale. However, based on an approval that we received from the ITA:

(1) payments to be made to tendering shareholders who certify on a duly executed and delivered “Declaration of Status for Israeli Income Tax Purposes” form that they (a) hold less than 5% of the outstanding AudioCodes shares, (b) acquired their AudioCodes shares on or after AudioCodes’ initial public offering on Nasdaq in June 1999 and (c) are non-Israeli residents for purposes of the Ordinance (and, in the case of corporations, that no Israeli residents hold more than 25.0% of the means of control of such corporations, whether directly or indirectly); and who provide certain additional declarations required to establish their exemption from Israeli withholding tax, will not be subject to Israeli withholding tax;

(2) payments to be made to tendering shareholders who certify on a duly executed and delivered “Declaration of Status for Israeli Income Tax Purposes” form that they are eligible Israeli brokers or Israeli financial institutions holding AudioCodes shares on behalf of a tendering shareholder will not be subject to Israeli withholding tax, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law; and

(3) payments to be made to tendering shareholders who are not described in clauses (1) and (2) above will be subject to Israeli withholding tax at the fixed rate of 25.0% of the gross proceeds payable to them pursuant to the offer.

Notwithstanding the foregoing, should any tendering shareholder present us with a valid certificate of exemption or tax approval from the ITA applying withholding tax at a lesser rate than that described above or otherwise granting a specific exemption from Israeli withholding tax, we will act in accordance with such certificate or approval.

AudioCodes will be required to provide the ITA with the executed and delivered “Declaration of Status for Israeli Income Tax Purposes” forms, if so requested. We recommend that you seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation.

See Section 5 and the Letter of Transmittal for instructions on how to prevent us from withholding Israeli income tax from the gross proceeds payable to you (if any) pursuant to the offer.

3. PROCEDURES FOR TENDERING SHARES.

Overview

Shareholders who are named in the Register of Shareholders of AudioCodes in Israel, and who wish to tender their AudioCodes shares, should do so through the Israeli Depositary. We refer to these shareholders below as Listed Holders. Shareholders who hold their AudioCodes shares through a TASE member, and who wish to tender their AudioCodes shares, also should do so through the Israeli Depositary. We refer to these shareholders below as Unlisted Holders. See “Tenders to the Israeli Depositary” below for instructions.

All other holders of AudioCodes shares should tender their AudioCodes shares to the U.S. Depositary pursuant to the instructions described under the caption “Tenders to the U.S. Depositary” below.

You may only tender your AudioCodes shares by following the procedures described in this Section 3. You may not tender your AudioCodes shares using a guaranteed delivery procedure.

Tenders to the U.S. Depositary

Eligibility; Who May Tender to, the U.S. Depositary.  Shareholders who are not Unlisted Holders or Listed Holders should tender their AudioCodes shares to the U.S. Depositary.

Valid Tender.  In order for you to validly tender AudioCodes shares pursuant to the offer, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or in the case of a book-entry transfer, an agent’s message, and any other documents required by the Letter of Transmittal, must be received by the U.S. Depositary at its address set forth on the back cover of this Offer to Purchase prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Completion Date. In addition, certificates evidencing tendered AudioCodes shares must be received by the U.S. Depositary at its address or the shares must be delivered to the U.S. Depositary (including an agent’s message if you did not deliver a Letter of Transmittal), in each case prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Completion Date.

The term “agent’s message” means a message, transmitted by the Depository Trust Company, or DTC, to, and received by, the U.S. Depositary and forming part of the book-entry confirmation that states that DTC has received an express acknowledgement from the participant in DTC tendering the AudioCodes shares that are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce that agreement against that participant.

If certificates evidencing tendered AudioCodes shares are forwarded to the U.S. Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional AudioCodes shares will be purchased.

The method of delivery of share certificates and all other required documents, including through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the U.S. Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer.  The U.S. Depositary will establish an account with respect to the AudioCodes shares at DTC for purposes of the offer within two U.S. business days after the date of this Offer to Purchase.

Any financial institution that is a participant in the system of DTC may make book-entry delivery of AudioCodes shares by causing DTC to transfer such AudioCodes shares into the Depositary’s account at DTC in accordance with DTC’s procedures. However, although delivery of AudioCodes shares may be effected through book-entry transfer into the Depositary’s account at DTC, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the U.S. Depositary at its address set forth on the back cover of this Offer to Purchase prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Completion Date. Delivery of the documents to DTC or any other party does not constitute delivery to the U.S. Depositary.

Signature Guarantees.  Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act, except in cases where AudioCodes shares are tendered:

•	by a registered holder of AudioCodes shares who has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or
•	for the account of an eligible guarantor institution.

If a share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a share certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the tendered certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the certificate, with the signature(s) on the certificate or stock powers guaranteed by an eligible guarantor institution. See Instruction 1 and Instruction 5 to the Letter of Transmittal.

Condition to Payment.  In all cases, payment for AudioCodes shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the U.S. Depositary of the certificate(s) evidencing AudioCodes shares, or a timely book-entry confirmation for the delivery of AudioCodes shares, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and any other documents required by the Letter of Transmittal.

The valid tender of AudioCodes shares pursuant to the applicable procedure described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the offer.

Appointment.  By executing the Letter of Transmittal as set forth above (including delivery by way of an agent’s message), you irrevocably appoint our designees as your agents, attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the AudioCodes shares you tendered, subject to applicable law (as noted above, once purchased by us, AudioCodes shares will not carry any rights, including voting power and the right to receive dividends, and will be deemed “dormant shares” under Israeli law as long as they are held by us). These powers of attorney and proxies will be considered coupled with an interest in the tendered AudioCodes shares. The appointment will be effective if, as and when, and only to the extent that, we accept your AudioCodes shares for payment. Upon our acceptance for payment, all prior powers of attorney, proxies and consents given by you with respect to such AudioCodes shares (and any and all AudioCodes shares or other securities issued or issuable in respect of your AudioCodes shares) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by you (and, if given or executed, will not be deemed effective).

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of AudioCodes shares will be determined by us, in our sole discretion. This determination will be final and binding on all parties (unless challenged by any AudioCodes shareholders in a court of competent jurisdiction, in which case such court’s decision, subject to appellate court review, if applicable, shall be final and binding on all parties). We reserve the absolute right to reject any or all tenders that we determine not to be in proper form or, the acceptance for payment of which may be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any tender of AudioCodes shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. A tender of AudioCodes shares will not have been made until all defects and irregularities have been cured or waived. None of us or our affiliates, our assigns, the Depositaries, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders of AudioCodes shares or incur any liability for failure to give any notification. Subject to applicable law, our interpretation of the terms of, and conditions to, the offer (including the Letter of Transmittal and the instructions thereto) will be final and binding (unless challenged by any AudioCodes shareholders in a court of competent jurisdiction, in which case such court’s decision, subject to appellate court review, if applicable, shall be final and binding on all parties).

If you tender your AudioCodes shares pursuant to the applicable procedure described above, it will constitute your acceptance of the terms of, and conditions to, the offer, as well as your representation and warranty to us that:

•	you have the full power and authority to tender, sell, assign and transfer the tendered AudioCodes shares (and any and all AudioCodes shares or other securities issued or issuable in respect of your AudioCodes shares); and
•	when we accept your AudioCodes shares for payment, we will acquire good and unencumbered title to your AudioCodes shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

Our acceptance of your AudioCodes shares pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the offer.

Tenders to the Israeli Depositary

Eligibility; Who May Tender to the Israeli Depositary.  Shareholders who are either Listed Holders or Unlisted Holders should tender their AudioCodes shares to the Israeli Depositary. All other shareholders should tender to the U.S. Depositary, as described above.

Valid Tender.

•	By Unlisted Holders: in order for an Unlisted Holder to validly tender AudioCodes shares in the offer to the Israeli Depositary, such Unlisted Holder must notify the Israeli Depositary, via the TASE member with which its securities deposit is managed, of its tender by delivery of an Acceptance Notice of an Unlisted Holder to the TASE member (as attached to this Offer to Purchase), duly signed by the Unlisted Holder or its duly authorized attorney-in-fact.

An Acceptance Notice of an Unlisted Holder must be submitted to a TASE member with which the securities deposit of the Unlisted Holder is being managed, on an Israeli business day, generally between the hours of 9:00 a.m. and 5:00 p.m., Israel time (2:00 a.m. and 10:00 a.m., New York time), during the Offer Period. We recommend that you check at what time you may submit the Acceptance Notice with the TASE member with which your securities deposit is managed (especially on the expiration day).

Each of the TASE members is required to deliver to the Israeli Depositary, at its address set forth on the back cover of this offer to purchase, on the Completion Date, one Acceptance Notice of TASE Member (as attached to this Offer to Purchase), representing all Acceptance Notices delivered to such TASE member by any Unlisted Holder.

If the conditions of the offer are satisfied or, subject to applicable law, waived by us, the purchase price for the AudioCodes shares validly tendered pursuant to the offer and accepted by us for payment will be transferred to the Unlisted Holder by the Israeli Depositary promptly following the Completion Date, by crediting within five U.S. business days following the Completion Date the Unlisted Holder’s bank account according to the particulars given to the Israeli Depositary through the relevant TASE member.

If any condition to the offer is not satisfied prior to the Completion Date and not waived by us, or if we withdraw the offer, we will promptly return all the Acceptance Notices to the TASE members (and through them, to the Unlisted Holders) via the Israeli Depositary.

•	By Listed Holders: in order for a Listed Holder to validly tender AudioCodes shares in the offer to the Israeli Depositary, such Listed Holder must deliver, prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Completion Date (1) a share certificate or share certificates representing its AudioCodes shares together with a Share Transfer Deed (as attached to this Offer to Purchase), accompanied by (2) an Acceptance Notice of a Listed Holder (as attached to this Offer to Purchase) duly signed by the Listed Holder or its duly authorized attorney-in-fact. A Listed Holder must deliver the share certificate(s) and the accompanying Acceptance Notice of Listed Holder to the Israeli Depositary at its address set forth on the back cover of this offer to purchase. Delivery of the documents described above to the Israeli Depositary will be made against a certificate of receipt given by the Israeli Depositary during normal business hours. The Israeli Depositary will hold all documents delivered to it by Listed Holders as trustee until the Completion Date.

If the conditions of the offer are satisfied or, subject to applicable law, waived by us, the purchase price for the AudioCodes shares validly tendered pursuant to the offer and accepted by us for payment will be transferred to a Listed Holder by the Israeli Depositary promptly following the Completion Date, by crediting within five U.S. business days following the Completion Date the Listed Holder’s bank account according to the particulars delivered to the Israeli Depositary.

If any condition to the offer is not satisfied prior to the completion of the Offer Period and not waived by us, or if we withdraw the offer, we will promptly return to the Listed Holders, via the Israeli Depositary, all the Acceptance Notices, share certificates and other documentation attached to the Acceptance Notices delivered by the respective Listed Holders.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of AudioCodes shares will be determined by us, in our sole discretion. This determination will be final and binding on all parties (unless challenged by any AudioCodes shareholders in a court of competent jurisdiction, in which case such court’s decision, subject to appellate court review, if applicable, shall be final and binding on all parties). We reserve the absolute right to reject any or all tenders that we determine not to be in proper form or the acceptance for payment of which may be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any tender of AudioCodes shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. A tender of AudioCodes shares will not have been made until all defects and irregularities have been cured or waived. None of us or our affiliates, our assigns, the Depositaries, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders of AudioCodes shares or incur any liability for failure to give any notification. Subject to applicable law, our interpretation of the terms of, and conditions to, the offer will be final and binding (unless challenged by any AudioCodes shareholders in a court of competent jurisdiction, in which case such court’s decision, subject to appellate court review, if applicable, shall be final and binding on all parties).

If you tender your AudioCodes shares pursuant to the applicable procedure described above, it will constitute your acceptance of the terms of, and conditions to, the offer, as well as your representation and warranty to us that:

•	you have the full power and authority to tender, sell, assign and transfer the tendered AudioCodes shares (and any and all AudioCodes shares or other securities issued or issuable in respect of your AudioCodes shares); and
•	when we accept your AudioCodes shares for payment, we will acquire good and unencumbered title to your AudioCodes shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

Our acceptance of your AudioCodes shares pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the offer.

4. WITHDRAWAL RIGHTS.

You may withdraw previously tendered AudioCodes shares at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Completion Date. In addition, under U.S. law, tendered AudioCodes shares may be withdrawn at any time after 60 days from the date of the commencement of the offer if we have not yet accepted the AudioCodes shares for payment. If we extend the Offer Period, delay our acceptance for payment of AudioCodes shares or are unable to accept AudioCodes shares for payment pursuant to the offer for any reason, then, without prejudice to our rights under the offer but subject to applicable law, the Depositaries may, nevertheless, on our behalf, retain tendered AudioCodes shares, and those AudioCodes shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. However, our ability to delay the payment for AudioCodes shares that we have accepted for payment is limited by applicable law, including Rule 13e-4(f)(5) under the Exchange Act (relating to our obligation to either pay for or return tendered shares promptly after the termination or withdrawal of the offer). Any delay will be by an extension of the offer to the extent required by law.

Withdrawal procedure for tenders to the U.S. Depositary

If you tendered your AudioCodes shares to the U.S. Depositary, for a withdrawal to be effective, a written notice of withdrawal must be timely received by the U.S. Depositary at the address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the AudioCodes shares to be withdrawn, the number of AudioCodes shares to be withdrawn and the name of the registered holder of the AudioCodes shares, if different from the name of the person who tendered the AudioCodes shares. If certificates evidencing AudioCodes shares to be withdrawn have been delivered or otherwise identified to the U.S. Depositary, then, prior to the physical release of the certificates, the serial numbers shown on the certificates must be submitted to the U.S. Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the AudioCodes shares have been tendered for the account of an eligible guarantor institution. If AudioCodes shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn AudioCodes shares and otherwise comply with DTC’s procedures.

Withdrawals of tendered AudioCodes shares may not be rescinded. If you have properly withdrawn your AudioCodes shares, they will be deemed not to have been validly tendered for purposes of the offer. However, withdrawn AudioCodes shares may be re-tendered at any time prior to 10:00 a.m., New York time (5:00 p.m., Israel Time), on the Expiration Date by following the applicable procedure described in Section 3.

Withdrawal procedure for tenders to the Israeli Depositary

If you tendered your shares to the Israeli Depositary, you may withdraw your shares as follows:

•	if you are an Unlisted Holder, you may withdraw your AudioCodes shares at any time prior to 5:00 p.m., Israel time (10:00 a.m., New York time) on the Completion Date, by delivering to the TASE member to which you delivered your Acceptance Notice, a copy of the Acceptance Notice of an Unlisted Holder which was delivered by you, marked “Acceptance Notice Cancelled” and accompanied by the date and time of delivery of your Acceptance Notice to the TASE member, and your signature or the signature of your duly authorized attorney-in-fact. We recommend that you check at what time you may submit the “Acceptance Notice Cancellation” with the TASE member with which your securities deposit is managed (especially on the expiration day).; and

•	if you are a Listed Holder, you may withdraw your AudioCodes shares by delivering to the Israeli Depositary a copy of the Acceptance Notice of a Listed Holder which was delivered by you, marked “Acceptance Notice Cancelled,” accompanied by the date and time of delivery of your Acceptance Notice to the Israeli Depositary, and your signature or the signature of your duly authorized attorney-in-fact, and by returning the certificate of receipt to the Israeli Depositary. Promptly thereafter, the Israeli Depositary will return to you the share certificate(s) and Acceptance Notice delivered to the Israeli Depositary by you. Withdrawal of an Acceptance Notice by a Listed Holder may only be performed by delivering the cancelled Acceptance Notice to the Israeli Depositary at its address set forth on the back cover of this offer to purchase, at any time prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Completion Date.

Withdrawals of tendered AudioCodes shares may not be rescinded. If you have properly withdrawn your AudioCodes shares, they will be deemed not to have been validly tendered for purposes of the offer. However, withdrawn AudioCodes shares may be re-tendered at any time prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Expiration Date by following the applicable procedure described in Section 3.

Determination of Validity

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, subject to applicable law, which determination will be final and binding on all parties (unless challenged by any AudioCodes shareholders in a court of competent jurisdiction, in which case such court’s decision, subject to appellate court review, if applicable, shall be final and binding on all parties). None of us or our affiliates or assigns, the Depositaries, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. MATERIAL U.S. FEDERAL INCOME TAX AND ISRAELI INCOME TAX CONSEQUENCES.

Material U.S. Federal Income Tax Consequences.

General.  The following discussion is a summary of the material U.S. federal income tax consequences to shareholders with respect to a sale of AudioCodes shares for cash pursuant to the offer. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations, administrative pronouncements of the Internal Revenue Service, or IRS, and judicial decisions, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, or differing interpretations. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular shareholder in light of the shareholder’s particular circumstances or to certain types of shareholders subject to special treatment under the U.S. federal income tax laws, such as financial institutions, retirement plans, individual retirement accounts and other tax deferred accounts, regulated investment companies, real estate investment trusts, tax-exempt organizations, life insurance companies, dealers or traders in securities or currencies, employee benefit plans, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, former citizens or residents of the United States, taxpayers electing a mark-to-market method of accounting, shareholders that have owned, directly, indirectly or through attribution, 10% or more of the voting power of AudioCodes, based on the outstanding shares of AudioCodes, partnerships or other entities treated as partnerships or pass-through entities for U.S. federal income tax purposes (or investors in such entities), Non-U.S. Holders (as defined below) present in the United States for 183 days or more in the taxable year of a sale of AudioCodes shares pursuant to the offer, shareholders holding the AudioCodes shares as part of a conversion transaction, constructive sale, as part of a hedge or hedging transaction, or as a position in a straddle or other integrated transaction for U.S. federal income tax purposes or persons who received their AudioCodes shares through exercise of employee share options or otherwise as compensation. In addition, the discussion below does not consider the effect of the Medicare tax on certain investment income, any alternative minimum taxes, any state or local or non-U.S. taxes or any U.S. federal tax laws other than those pertaining to income taxation. The discussion assumes that the AudioCodes shares are held as “capital assets” within the meaning of Section 1221 of the Code (generally, assets held for investment purposes). We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

As used herein, a “U.S. Holder” means a beneficial owner of AudioCodes shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a “Non-U.S. Holder” means a beneficial owner of AudioCodes shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds AudioCodes shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding AudioCodes shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of a sale of AudioCodes shares for cash pursuant to the offer.

The offer should have no U.S. federal income tax consequences to shareholders that do not tender any AudioCodes shares in the offer.

This summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice. Each shareholder should consult its own tax advisor as to the particular U.S. federal income tax consequences to such shareholder of tendering AudioCodes shares pursuant to the offer and the applicability and effect of the Medicare tax, the alternative minimum tax, any state, local or non-U.S. tax laws and other tax consequences with respect to the offer.

U.S. Federal Income Tax Treatment of U.S. Holders

Characterization of Sale of AudioCodes Shares Pursuant to the Offer.  The sale of AudioCodes shares by a shareholder for cash pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances and will generally be treated as either a sale of AudioCodes shares by the U.S. Holder or the receipt of a distribution with respect to the AudioCodes shares. Under Section 302 of the Code, the sale of AudioCodes shares by a shareholder for cash pursuant to the offer will be treated as a “sale or exchange” of AudioCodes shares for U.S. federal income tax purposes, rather than as a distribution with respect to the AudioCodes shares held by the tendering U.S. Holder, if the sale (i) results in a “complete termination” of the U.S. Holder’s equity interest in us under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 Tests”).

Special “constructive ownership” rules will apply in determining whether any of the Section 302 Tests has been satisfied. A U.S. Holder must take into account not only the AudioCodes shares that are actually owned by the U.S. Holder, but also AudioCodes shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own AudioCodes shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as AudioCodes shares the U.S. Holder has an option to purchase.

The receipt of cash by a U.S. Holder will be a “complete termination” of the U.S. Holder’s equity interest if either (i) the U.S. Holder owns none of our shares either actually or constructively immediately after the AudioCodes shares are sold pursuant to the offer, or (ii) the U.S. Holder actually owns none of our shares immediately after the sale of AudioCodes shares pursuant to the offer and, with respect to AudioCodes shares constructively owned by the U.S. Holder immediately after the offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such AudioCodes shares under procedures described in Section 302(c)(2) of the Code and the applicable Treasury regulations. U.S. Holders intending to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their own tax advisors.

The receipt of cash by a U.S. Holder will be a “substantially disproportionate” redemption if the percentage of our outstanding voting stock (including AudioCodes shares) actually and constructively owned by the U.S. Holder immediately following the sale of AudioCodes shares pursuant to the offer is less than 80% of the percentage of our outstanding voting stock (including AudioCodes shares) actually and constructively owned by the U.S. Holder immediately before the sale of AudioCodes shares pursuant to the offer.

Even if the receipt of cash by a U.S. Holder fails to satisfy the “complete termination” test or the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the U.S. Holder’s surrender of AudioCodes shares pursuant to the offer results in a “meaningful reduction” in the U.S. Holder’s interest in us. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”

Contemporaneous dispositions or acquisitions of AudioCodes shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. Each U.S. Holder should be aware that, because proration may occur in the offer, even if all the AudioCodes shares actually and constructively owned by a shareholder are tendered pursuant to the offer, fewer than all of these AudioCodes shares may be purchased by us. Thus, proration may affect whether the sale of AudioCodes shares by a shareholder pursuant to the offer will meet any of the Section 302 Tests.

U.S. Holders should consult their own tax advisors regarding the application of the three Section 302 Tests to their particular facts and circumstances, including the effect of the constructive ownership rules on their sale of AudioCodes shares pursuant to the offer.

Sale or Exchange Treatment.  If any of the above three Section 302 Tests is satisfied, and the sale of the AudioCodes shares pursuant to the offer is therefore treated as a “sale or exchange” for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount of cash received by the U.S. Holder and such holder’s adjusted tax basis in the AudioCodes shares sold pursuant to the offer. Generally, a U.S. Holder’s adjusted tax basis in the AudioCodes shares will be equal to the cost of the AudioCodes shares to the U.S. Holder. Subject to the discussion of the passive foreign investment company, or PFIC, rules below, any gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the AudioCodes shares that were sold exceeds one year as of the date of the purchase by us pursuant to offer. Certain noncorporate U.S. Holders (including individuals) are generally eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain. A U.S. Holder’s ability to deduct capital losses is subject to limitations under the Code. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from the U.S. Holder pursuant to the offer. A U.S. Holder tendering its AudioCodes shares in the offer may be able to designate, generally through its broker, which blocks of shares it wishes to tender in the offer if less than all of its AudioCodes shares are tendered in the offer, and the order in which different blocks will be purchased by us in the event of proration under the offer. U.S. Holders owning more than one block of shares should consult their tax advisors concerning the mechanics and desirability of any such designation and the tax consequences of tendering AudioCodes shares pursuant to the offer.

In general, amounts treated as gain or loss from a “sale or exchange” of AudioCodes shares will be United States source gain or loss for United States foreign tax credit purposes. Consequently, a U.S. Holder may not be able to credit any Israeli tax imposed on the sale of our shares unless such credit can be applied (subject to applicable limitations) against tax due on other foreign source income.

Distribution Treatment.  If none of the Section 302 Tests are satisfied, the tendering U.S. Holder will be treated as having received a distribution by us with respect to the U.S. Holder’s AudioCodes shares in an amount equal to the cash received by such U.S. Holder pursuant to the offer. Subject to the discussion of the PFIC rules below, the distribution would be treated as a dividend to the extent of such U.S. Holder’s pro rata share of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such a dividend would be taxed in its entirety as ordinary income without a reduction for the U.S. Holder’s adjusted tax basis of the AudioCodes shares exchanged and the adjusted tax basis of such exchanged AudioCodes shares would be added to the adjusted tax basis of the U.S. Holder’s remaining AudioCodes shares, if any (and may be lost if the U.S. Holder does not retain any AudioCodes shares after the offer). Non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income taxation at a preferential rate on amounts treated as dividends; provided that (i) the AudioCodes shares are readily tradable on an established securities market in the United States or we are eligible for benefits under a comprehensive United States income tax treaty which the IRS has approved for these purposes, (ii) we are not a “passive foreign investment company”, or “PFIC”, in the taxable year in which such dividends are paid or in the preceding taxable year, (iii) such U.S. Holder satisfies a holding period requirement and (iv) such U.S. Holder is not under an obligation (whether pursuant to a short sale or otherwise) to make payments with respect to positions in substantially similar or related property. We believe that the AudioCodes shares are readily tradable on an established securities market in the United States, that we are eligible for benefits under a qualifying treaty and, as discussed below, that we have not been and are not now a PFIC. U.S. Holders should consult their own tax advisors as to the rate of tax that would apply with respect to any amounts received in the offer that is treated as a dividend. Amounts treated as a dividend will generally not be eligible for the dividends received deduction that might be otherwise available to corporate holders. The amount of any distribution in excess of our current or accumulated earnings and profits would be treated as a return of the U.S. Holder’s adjusted tax basis in the AudioCodes shares (with a corresponding reduction in such U.S. Holder’s adjusted tax basis until reduced to zero), and thereafter as gain from the sale or exchange of the AudioCodes shares as described above.

Amounts treated as a dividend will be treated as foreign source income for U.S. federal income tax purposes. Subject to various limitations, a U.S. Holder may elect to claim a foreign tax credit against its United States federal income tax liability for Israeli income tax paid with respect to any such dividend income. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, any amount treated as a dividend will generally be categorized as “passive category income” for United States foreign tax credit purposes. U.S. Holders who do not elect to claim the foreign tax credit may instead claim a deduction for Israeli income tax paid, but only for a year in which the U.S. Holder elects to do so with respect to all foreign income taxes. A deduction does not reduce the United States tax on a dollar-for-dollar basis like a tax credit. The deduction, however, is not subject to the same limitations applicable to foreign tax credits. The rules relating to the foreign tax credit determination are complex. Accordingly, U.S. Holders should consult their own tax advisors to determine whether and to what extent you may be entitled to the credit.

Passive Foreign Investment Company Status.  Generally, a foreign corporation is treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any tax year if, in such tax year, either (i) 75% or more of its gross income (including its pro rata share of the gross income of any company in which it is considered to own 25% or more of the shares by value) is passive in nature (the “Income Test”), or (ii) the average percentage of its assets during such tax year (including its pro rata share of the assets of any company in which it is considered to own 25% or more of the shares by value) which produce, or are held for the production of, passive income (determined by averaging the percentage of the fair market value of its total assets which are passive assets as of the end of each quarter of such year) is 50% or more (the “Asset Test”). Passive income for this purpose generally includes dividends, interest, rents, royalties and gains from securities and commodities transactions. Cash is treated as generating passive income.

There is no definitive method prescribed in the Code, U.S. Treasury Regulations or relevant administrative or judicial interpretations for determining the value of a publicly-traded foreign corporation’s assets for purposes of the Asset Test. The legislative history of the U.S. Taxpayer Relief Act of 1997 (the “1997 Act”) indicates that for purposes of the Asset Test, “the total value of a publicly-traded foreign corporation’s assets generally will be treated as equal to the sum of the aggregate value of its outstanding stock plus its liabilities.” It is unclear whether other valuation methods could be employed to determine the value of a publicly-traded foreign corporation’s assets for purposes of the Asset Test.

We must make a separate determination each taxable year as to whether we are a PFIC. As a result, our PFIC status may change from year to year. Based on the composition of our gross income and the composition and value of our gross assets for each taxable year from 2004 through 2015, we do not believe that we were a PFIC during any of such tax years. It is likely, however, that under the asset valuation method described in the legislative history of the 1997 Act, we would have been classified as a PFIC for each of 2001, 2002 and 2003 primarily because (a) a significant portion of our assets consisted of the remaining proceeds of our two public offerings of ordinary shares in 1999, and (b) the public market valuation of our ordinary shares during such years was relatively low. There can be no assurance that we will not be deemed a PFIC for the current tax year or any future tax year in which, for example, the value of our assets, as measured by the public market valuation of our ordinary shares, declines in relation to the value of our passive assets (generally, cash, cash equivalents and marketable securities). If we are treated as a PFIC with respect to a U.S. Holder for any tax year, the U.S. Holder will be deemed to own ordinary shares in any of our subsidiaries that are also PFICs.

If AudioCodes is treated as a PFIC in any year in which a U.S. Holder has held our shares, certain adverse consequences could apply to payments made with respect to the offer, including that (i) gain on the disposition of AudioCodes shares could be treated as ordinary income and subject to additional tax in the nature of interest, (ii) amounts treated as distributions on the AudioCodes shares may fail to qualify for the preferential rates of taxation as described above and (iii) additional reporting requirements may apply to U.S. Holders. U.S. Holders should consult with their tax advisors as to the effect of these rules on their tender of AudioCodes shares pursuant to the offer.

Information Reporting and Backup Withholding.  Payments made in connection with the offer may be subject to information reporting to the IRS and possible backup withholding (at a 28% rate). Backup withholding will generally apply to payments of gross proceeds to a U.S. Holder unless the shareholder provides its correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with the backup withholding rules. Each U.S. Holder tendering its AudioCodes shares pursuant to the offer should complete and sign the IRS Form W-9 included with the Letter of Transmittal in order to provide the information and certifications necessary to avoid backup withholding.

Certain shareholders (including, among others, corporations) are not subject to these information reporting and backup withholding tax rules. See Instruction 10 of the Letter of Transmittal for additional information about backup withholding. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against the shareholder’s U.S. federal income tax liability and may entitle the shareholder to a refund of any excess amounts withheld, provided that the required information is timely furnished by the shareholder to the IRS.

Shareholders are urged to consult their own tax advisors regarding possible qualifications for exemption from backup withholding tax and the procedure for obtaining any applicable exemption.

U.S. Federal Income Tax Treatment of Non-U.S. Holders

General.  Subject to the discussion below under “Information Reporting and Backup Withholding”, proceeds received in the offer (including amounts treated as dividends received in the offer) by a Non-U.S. Holder generally will not be subject to U.S. federal income tax, unless the amount is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States).

In the case of proceeds that are effectively connected with a Non-U.S. Holder’s trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States), a Non-U.S. Holder will generally be subject to United States federal income tax on such amounts in the same manner as a U.S. Holder. In addition, a corporate Non-U.S. Holder may be subject to a branch profits tax at a 30% rate, or lower applicable treaty rate.

Information Reporting and Backup Withholding.  Payments made in connection with the offer may be subject to information reporting to the IRS and possible backup withholding (at a 28% rate).

Backup withholding and information reporting generally will not apply to payments of gross proceeds in the offer to a Non-U.S. Holder if the Non-U.S. submits a properly completed, applicable IRS Form W-8, signed under penalties of perjury, attesting to that shareholder’s non-U.S. status and otherwise complies with the backup withholding rules. The applicable form can be obtained from the U.S. Depositary at the address and telephone number set forth in the back cover page of this Offer to Purchase or from the IRS website (http://www.irs.gov). Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against the shareholder’s U.S. federal income tax liability and may entitle the shareholder to a refund of any excess amounts withheld, provided that the required information is timely furnished by the shareholder to the IRS.

Shareholders are urged to consult their own tax advisors regarding possible qualifications for exemption from backup withholding tax and the procedure for obtaining any applicable exemption.

Material Israeli Tax Consequences.

The following discussion summarizes the material Israeli tax consequences of the offer applicable to AudioCodes’ shareholders whose AudioCodes shares are tendered and accepted for payment pursuant to the offer. The following discussion is based on the Israeli Income Tax Ordinance [New Version], 1961, as amended, or the Ordinance, the regulations promulgated thereunder, administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed below. There can be no assurance that the Israeli Tax Authority (ITA) or a court will not take a position contrary to the Israeli income tax consequences discussed herein or that any such contrary position taken by the ITA or a court would not be sustained. This discussion addresses only AudioCodes shares that are held as capital assets (generally, assets held for investment) within the meaning of the Ordinance. This discussion does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or certain types of shareholders subject to special treatment.

The tax discussion set forth below is included for general information purposes only and is based on present law. Because individual circumstances may differ, we recommend that you consult your tax advisors to determine the applicability of the rules discussed below to you and the particular tax effects of the offer, including the application of Israeli or other tax laws.

The summary below does not discuss the effects of any non-Israeli tax laws. We recommend that holders of AudioCodes shares who are U.S. Holders consult their tax advisors regarding the U.S. federal, state and local income tax consequences of the offer. For a discussion of material U.S. federal income tax consequences, see above under “— Material U.S. Federal Income Tax Consequences.”

Characterization of the Purchase.  The ITA has indicated in the past that, depending on the specific circumstances of the case, a purchase by a company of its own shares may be classified for Israeli tax purposes as either a sale of shares or a dividend distribution by the company. Based on such ITA guidance, since all of our directors and executive officers have informed us that they do not intend to tender AudioCodes shares in the offer, and therefore the purchase of AudioCodes shares by us will not be pro-rata from all of our shareholders, said purchase of AudioCodes shares should not be treated as a dividend distribution for Israeli tax purposes. Therefore, receipt of cash for AudioCodes shares pursuant to the offer should generally be treated as a capital gain transaction for Israeli income tax purposes, in which a holder of AudioCodes shares will be treated as having sold such AudioCodes shares.

Israeli Residents.  Israeli law generally imposes a capital gains tax on a sale or disposition of any capital assets by Israeli residents, as defined for Israeli tax purposes, and on the sale of assets located in Israel, including shares in Israeli companies (such as AudioCodes), by non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise (see below).

Tax Rates.  Pursuant to the Ordinance and the regulations promulgated thereunder, as of January 1, 2012, the tax rate applicable to capital gains derived from the sale of shares, whether listed on a stock market or not, is 20.0% for Israeli individuals, unless such shareholder claims a deduction for financing expenses in connection with such shares, in which case the gain generally will be taxed at a rate of 30.0%. Additionally, if such shareholder is considered a “significant shareholder” at any time during the 12-month period preceding such sale, i.e., such shareholder holds directly or indirectly, including with others, at least 10.0% of any means of control in the company, the tax rate is 30.0%. Companies are subject to the corporate tax rate on capital gains derived from the sale of shares (25.0% in 2016). However, the foregoing tax rates will not apply to: (i) dealers in securities; (ii) shareholders who acquired their AudioCodes shares prior to AudioCodes’ initial public offering on Nasdaq in June 1999 (that may be subject to a different tax arrangement); and (iii) in some cases, shareholders who received their AudioCodes shares through the exercise of employee share options or otherwise as compensation. The tax basis of AudioCodes shares acquired prior to January 1, 2003 by individuals and by companies will be determined in accordance with the average closing share price on the TASE or Nasdaq, as applicable, for the three trading days preceding January 1, 2003. However, a request may be made to the tax authorities to consider the actual adjusted cost of the AudioCodes shares as the tax basis if it is higher than such average price.

Non-Israeli residents.  Non-Israeli residents should generally be exempt from capital gains tax on the sale of the AudioCodes shares, provided that such shareholders did not acquire their AudioCodes shares prior to AudioCodes’ initial public offering and that the gains are not attributed to a permanent establishment of such shareholders in Israel. However, non-Israeli corporations will not be entitled to such exemption if Israeli residents (i) have a controlling interest of more than 25.0% in such non-Israeli corporation, or (ii) are the beneficiary of, or are entitled to, 25.0% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In addition, pursuant to the Convention between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended, or the U.S.-Israel Tax Treaty, the sale, exchange or disposition of AudioCodes shares by a person who (i) holds the AudioCodes shares as a capital asset, (ii) qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty, and (iii) is entitled to claim the benefits afforded to such U.S. resident by the U.S.-Israel Tax Treaty (such person is referred to as a U.S. Treaty Resident), generally will not be subject to Israeli capital gains tax unless such U.S. Treaty Resident held, directly or indirectly, AudioCodes shares representing 10.0% or more of the voting power of AudioCodes during any part of the 12-month period preceding the sale, exchange or disposition, subject to certain conditions, or the capital gains can be allocated to a permanent establishment of such U.S. Treaty Resident in Israel. If the exemption is not available, such sale, exchange or disposition would be subject to Israeli capital gains tax to the extent applicable. Under the U.S.-Israel Tax Treaty, such U.S. Treaty Resident would be permitted to claim a credit for Israeli income tax against the U.S. federal income tax imposed on the disposition, subject to the limitations in the U.S. tax laws applicable to foreign tax credits.

Israeli Withholding Tax.  The gross proceeds payable to a tendering shareholder in the offer generally will be subject to Israeli withholding tax at the rate of 25.0% of the shareholder’s gain on such sale. We have obtained an approval from ITA on June 16, 2016 which provides the following with respect to the withholding of Israeli tax in the offer:

(1) payments to be made to tendering shareholders who declare that they (a) hold less than 5% of the outstanding AudioCodes shares, (b) acquired their AudioCodes shares on or after AudioCodes’ initial public offering on Nasdaq in June 1999 and (c) are non-Israeli residents holding their AudioCodes shares through non-Israeli brokers or financial institutions and that they are entitled to an exemption from Israeli withholding tax, will not be subject to Israeli withholding tax. Such declaration will provide specific statements prescribed for this purpose in the ITA approval;

(2) payments to be made to tendering shareholders who declare that they are eligible Israeli brokers or Israeli financial institutions holding AudioCodes shares on behalf of a tendering shareholder will not be subject to Israeli withholding tax, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law; and

(3) payment to be made to tendering shareholders who are not described in clauses (1) and (2) above will be subject to Israeli withholding tax at the fixed rate of 25.0% of the gross proceeds payable to them pursuant to the offer.

More specifically, based on the ITA approval, if a AudioCodes shareholder tenders its AudioCodes shares to the Depositary, the Depositary is required to withhold (through AudioCodes) Israeli tax at the applicable rate of the gross proceeds payable to such shareholder pursuant to the offer, unless such shareholder, upon the terms and conditions set forth in the Letter of Transmittal, either:

•	certifies, by completing properly the Declaration Form (Declaration of Status for Israeli Income Tax Purposes) (the “Declaration Form”), included in the Letter of Transmittal or otherwise delivered to such shareholder, that: (1) such shareholder is NOT a “resident of Israel” for purposes of the Ordinance (and, in the case of corporations, that no Israeli residents hold more than 25.0% of the means of control of such corporations, whether directly or indirectly) and provides certain additional declarations required to establish such shareholder’s exemption from Israeli withholding tax (including that such shareholder holds less than 5% of the outstanding AudioCodes shares and acquired his, her or its AudioCodes shares after AudioCodes’ initial public offering on Nasdaq in June 1999); or (2) such shareholder is an eligible bank, broker or financial institution resident in Israel holding AudioCodes shares on behalf of a tendering shareholder. In such case, the Depositary will not withhold any Israeli withholding tax from the gross proceeds payable to you pursuant to the offer; or
•	provides the Depositary, as instructed in the Letter of Transmittal, with a valid certificate of exemption or tax approval from the ITA, or ITA Waiver, applying withholding tax at a lesser rate than that described above or otherwise granting a specific exemption from Israeli withholding tax. In such case, the Depositary will withhold (through AudioCodes) Israeli withholding tax at the rate prescribed by such certificate or approval (or not withhold, if such shareholder is entitled to an exemption).

We recommend that you consult your tax advisors regarding the application of Israeli income and withholding taxes (including eligibility for any withholding tax reduction or exemption, and the refund procedure).

Please note that if you tender your AudioCodes shares to the Depositary and provide a Declaration Form, you also consent to the provision of such Declaration Form to us and to the ITA in case the ITA so requests for purposes of audit or otherwise.

All questions as to the validity, form or eligibility of any Declaration Form or ITA Waiver (including time of receipt) and, subject to applicable law, the withholding of Israeli taxes, will be determined by us, in our sole discretion. This determination will be final and binding on all parties. We reserve the absolute right to reject any or all Declaration Forms or ITA Waivers that we determine not to be in proper form or pursuant to which the failure to withhold any Israeli taxes may be unlawful. We also reserve, subject to applicable law, the absolute right, in our sole discretion, to waive any defect or irregularity in any Declaration Form or ITA Waiver of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. None of us, our affiliates, our assigns, the Depositaries, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities or incur any liability for failure to give any notification.

An excerpt of the definition of an Israeli resident in the Ordinance is attached as Annex A.

The Israeli withholding tax is not an additional tax. Rather, the Israeli income tax liability of shareholders subject to Israeli withholding tax will be reduced by the amount of Israeli tax withheld. If Israeli withholding tax results in an overpayment of Israeli taxes, the holder may apply to the ITA in order to obtain a refund. However, no assurance is given as to whether and when the ITA will grant such refund.

The foregoing description is intended only as a summary and does not purport to be a complete analysis or listing of all potential Israeli tax effects of the offer. We recommend that AudioCodes shareholders consult their tax advisors concerning the Israeli and non-Israeli tax consequences to them of tendering their shares in the offer.

6. PRICE RANGE OF THE SHARES ETC.

Our ordinary shares are listed on the Nasdaq and the TASE under the symbol “AUDC.”

The following table sets forth, for the periods indicated, the high and low sales prices per share of our ordinary shares as reported by the Nasdaq and the TASE. All share prices on Nasdaq are reported in U.S. dollars and all share prices on the TASE are reported in NIS. On June 15, 2016, the prevailing exchange rate was $1.00 for NIS 3.875.

Calendar Year	Nasdaq		TASE
	High	Low	High		Low
2015	$5.58	$2.69	NIS	22.50	NIS	10.01
2014	$9.12	$4.11	NIS	32.24	NIS	15.88
2013	$7.62	$3.02	NIS	26.48	NIS	11.37
2012	$4.25	$1.20	NIS	15.99	NIS	5.441
2011	$8.07	$2.28	NIS	29.51	NIS	8.65

Calendar Period	Nasdaq		TASE
	High	Low	High		Low
2016
Second Quarter (through June 15, 2016)	$4.72	$3.68	NIS	17.97	NIS	14.08
First quarter	$4.77	$3.66	NIS	18.74	NIS	14.76
2015
Fourth Quarter	$4.53	$3.13	NIS	17.39	NIS	12.19
Third Quarter	$3.42	$2.69	NIS	13.64	NIS	10.01
Second Quarter	$5.25	$3.08	NIS	20.02	NIS	12.36
First quarter	$5.58	$4.47	NIS	22.50	NIS	17.26
2014
Fourth quarter	$5.04	$4.11	NIS	19.64	NIS	15.88
Third quarter	$7.35	$4.77	NIS	25.40	NIS	17.20
Second quarter	$7.49	$5.29	NIS	26.01	NIS	18.42
First quarter	$9.12	$6.60	NIS	32.24	NIS	23.40

Calendar Month	Nasdaq		TASE
	High	Low	High		Low
2016
June (through June 15, 2016)	$4.06	$3.68	NIS	15.15	NIS	14.30
May	$4.34	$3.69	NIS	16.55	NIS	14.08
April	$4.72	$4.15	NIS	17.97	NIS	15.99
March	$4.77	$4.14	NIS	18.74	NIS	16.80
February	$4.52	$3.69	NIS	17.35	NIS	15.12
January	$4.35	$3.66	NIS	17.02	NIS	14.76
2015
December	$4.53	$3.90	NIS	17.39	NIS	15.24
November	$4.43	$3.39	NIS	16.97	NIS	13.01
October	$3.64	$3.13	NIS	13.95	NIS	12.19
September	$3.39	$3.12	NIS	13.29	NIS	12.00
August	$3.42	$2.85	NIS	13.64	NIS	10.71
July	$3.35	$2.69	NIS	12.66	NIS	10.01
June	$4.38	$3.08	NIS	16.83	NIS	12.36

On June 15, 2016, the last full trading day on Nasdaq and the TASE before we commenced the offer, the closing sale price of the AudioCodes shares was $3.83 per share on Nasdaq and NIS 14.50 per share ($3.74 based on an exchange rate of NIS 3.875 per United States dollar as of June 15, 2016) on the TASE.

The average closing sale price for AudioCodes shares on Nasdaq during the six months prior to the date of this Offer to Purchase, i.e., between December 16, 2015 and June 15, 2016, was $4.20 per share. Accordingly, the purchase price in the offer ($4.35 per share) is approximately 3.6% higher than the said average closing price on Nasdaq and is approximately 13.6% higher than the closing price on Nasdaq on June 15, 2016.

The average closing sale price for AudioCodes shares on the TASE during the six months prior to the date of this Offer to Purchase, i.e., between December 16, 2015 and June 15, 2016, was NIS 16.18 ($4.17 based on an exchange rate of NIS 3.875 per U.S. dollar as of June 15, 2016) per share. Accordingly, the purchase price in the offer (NIS 16.86 per share based on an exchange rate of NIS 3.875 per United States dollar as of June 15, 2016) is 4.2% higher than the said average closing price on the TASE and is 16.3% higher than the closing price on the TASE on June 15, 2016.

We recommend that you obtain a current market quotation for AudioCodes shares.

As of March 31, 2016, based on AudioCodes’ consolidated financial statements as of such date. AudioCodes’ shareholders equity was approximately $113.9 million and its shareholders’ equity per share (based on 36,769,494 AudioCodes shares outstanding on such date) was $3.10.

Dividend Distributions Policy.  We have never declared or paid cash dividends on our ordinary shares and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and earnings for use in the operation and expansion of our business. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on various factors, such as our statutory retained earnings, financial condition, operating results, current and anticipated cash needs and tax implications of dividend distributions on our income. Our loan agreements currently restrict us from paying dividends. The distribution of dividends may also be limited by Israeli law, which permits the distribution of dividends only out of retained earnings or otherwise upon the permission of an Israeli court. Our board of directors has determined that we will not distribute any amounts of our undistributed tax exempt income as a dividend.

If we declare cash dividends, we will pay those dividends in NIS. Current Israeli law permits holders of our ordinary shares who are non-residents of Israel and who acquired their shares with a non-Israeli currency to repatriate all distributions on these shares in that non-Israeli currency.

7. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

Our purchase of AudioCodes shares pursuant to the offer will reduce the number of AudioCodes shares that might otherwise be traded publicly and may reduce the number of AudioCodes shareholders. In particular, if the offer is consummated, AudioCodes’ “public float,” that is, the number of AudioCodes shares owned by AudioCodes’ non-affiliated shareholders and available for trading in the securities markets, will be reduced. This may result in lower share prices or reduced liquidity in the trading market for AudioCodes shares in the future. Nonetheless, we anticipate that there will be a significant number of AudioCodes shares issued and outstanding and publicly traded following consummation of the offer to ensure a continued trading market for the AudioCodes shares. Based upon published guidelines of Nasdaq and the TASE, we believe that our purchase of AudioCodes shares pursuant to the offer will not, in itself, cause the remaining AudioCodes shares to be delisted from Nasdaq or the TASE.

The AudioCodes shares are currently “margin securities” under the rules and regulations of the Board of Governors of the Federal Reserve System. This has the effect, among other things, of allowing brokers to extend credit to their customers using such AudioCodes shares as collateral. We believe that, following the purchase of AudioCodes shares pursuant to the offer, the AudioCodes shares will continue to be “margin securities” for purposes of the margin rules and regulations of the Board of Governors of the Federal Reserve System.

The AudioCodes shares are registered under the Exchange Act, which requires, among other things, that AudioCodes furnish certain information to its shareholders and the SEC. We believe that our purchase of AudioCodes shares pursuant to the offer will not result in deregistration of the AudioCodes shares under the Exchange Act or otherwise cause AudioCodes to no longer be subject to the reporting requirements of the Exchange Act applicable to us (as a foreign private issuer).

8. INFORMATION CONCERNING AUDIOCODES.

AudioCodes Ltd. was incorporated in 1992 under the laws of the State of Israel. Our principal executive offices are located at 1 Hayarden Street, Airport City, Lod, 7019900 Israel. Our telephone number is +972-3-976-4000. Our agent in the United States is AudioCodes Inc., 27 World’s Fair Drive, Somerset, New Jersey 08873. Our ordinary shares are listed on the Nasdaq and the TASE under the symbol “AUDC.”

AudioCodes designs, develops and sells advanced Voice over-IP (VoIP) and converged VoIP and data networking solutions, products and applications that facilitate secured, resilient and high quality Unified Communications (UC) and Contact Center (CC) services whether deployed on-premise or delivered from the cloud. Providing IP Phones, Customer Premise Equipment (CPE), and cloud-based platforms and applications, our solutions and products are geared to meet the growing needs of enterprises and service providers realigning their operations towards the transition to All-IP networks and hosted business services.

AudioCodes is a VoIP technology market leader focused on converged VoIP and data communications offering technology, products and solutions for Enterprise Unified Communications, contact centers, service provider business services, mobile VoIP and Cloud virtualized Data Centers. Our products are deployed globally in enterprise, service provider cloud networks. AudioCodes’ products include IP phones, session border controllers (SBC), media gateways, Multi-Service Business Routers (MSBRs), residential gateways, media servers, mobile communications solutions, value added applications, life cycle management solutions and professional services. AudioCodes high definition (HD) VoIP technologies and products provide enhanced intelligibility and a better end user experience in emerging voice communications services.

AudioCodes’ vision is to be the innovative leading supplier of converged VoIP and data solutions for enterprises, Value Added Resellers (VARs), System Integrators (SIs), service providers and Over the Top (OTT) communication providers worldwide. AudioCodes VoIP technology contains voice quality enhancements and best-of-breed VoIP network elements, and has a proven track record in product and network interoperability with the industry’s leading companies.

With over 22 years in the telecommunications market, AudioCodes’ offers a broad range of solutions for both enterprise and service provider deployments. These solutions are built around our field-proven VoIP product range. With full support for industry standard protocols such as SIP, and proven interoperability with all industry leading soft switches, PBXs, IP-PBXs and unified communications platforms, AudioCodes delivers innovative solutions for virtually any voice communications environment, offering reduced total cost of ownership (TCO), enhanced features, and superior voice quality.

The name, business address, present principal occupation and material positions held during the past five years of each of our executive officers, directors and other “senior office holders” (as such term is defined under the Israeli Securities Law) are set forth in Schedule I to this Offer to Purchase.

None of AudioCodes or, to the best of our knowledge, any of the persons listed on Schedule I:

•	has been convicted in a criminal proceeding in the past five years (excluding traffic violations or similar misdemeanors);
•	has been party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws; or
•	has been otherwise convicted in a criminal proceeding and the statute of limitation regarding such conviction, pursuant to the Israeli Criminal Registration and Rehabilitation Law, 1981, has not elapsed prior to the date of this Offer to Purchase.

Available Information.  We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (3) until November 4, 2002, we were not required to make, and before January 24, 2002 did not make, our SEC filings electronically, so that those filings are not available on the SEC’s website. However, since that date, we have been making all required filings with the SEC electronically, and these filings are available over the Internet as described below.

In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also furnish reports on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year and other material information. In addition, we have filed with the SEC a Schedule TO, which includes this Offer to Purchase as an exhibit thereto and contains additional information concerning the offer.

You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operations of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You may also access the information we file electronically with the SEC through our website at http://www.audiocodes.com. Our website does not form part of this Offer to Purchase.

According to Chapter E’3 of the Israeli Securities Law and regulations promulgated thereunder, AudioCodes is required to file with the ISA and the TASE any document it is required to file or that it has furnished or made public to its investors in accordance with U.S. law and any other information that it receives from its shareholders regarding their holdings in AudioCodes, and which was furnished or that has to be furnished, according to U.S. law, to AudioCodes’ shareholders. Such filings, if filed on or after October 16, 2002, are available on the TASE’s website (http://maya.tase.co.il/bursa/index.asp ), and, if were filed on or after November 4, 2003, are also available on the ISA’s website (http://www.magna.isa.gov.il).

Incorporation by Reference.  The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference each of the following documents:

•	the risk factors under the headings entitled “Risks Related to Our Business and Industry”, “Risks Related to Operations in Israel” and “Risks Relating to the Ownership of our Ordinary Shares” in Item 3.D of our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, filed with the SEC on March 29, 2016; and
•	the description of our ordinary shares set forth in our Registration Statement on Form 8-A filed with the SEC on May 20, 1999, and any amendment or report filed for the purpose of updating that description.

In addition, we may file an amendment to the Schedule TO to incorporate by reference into this Offer to Purchase any documents and reports we file with the SEC pursuant to the Exchange Act subsequent to the date of this Offer to Purchase and prior to the Expiration Date. Any statement herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in any subsequently filed document or report which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

9. SOURCES AND AMOUNT OF FUNDS.

The offer is not conditioned on the availability of financing. We estimate that the total amount of funds that will be required to consummate the offer, including fees and expenses, is approximately $13.2 million (assuming we purchase 3,000,000 AudioCodes shares, the maximum number of AudioCodes shares that we are offering to purchase in the offer). We possess all necessary funds to consummate the offer from cash on hand. To secure the payment for the AudioCodes shares tendered pursuant to the offer, the Israeli Depositary, who is a member of the TASE, has agreed to guarantee our obligation to pay for the AudioCodes shares. In addition, to secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent and have deposited cash into an escrow account in an amount sufficient to pay for the maximum number of AudioCodes shares that we are offering to purchase in the offer.

10. CONDITIONS TO THE OFFER.

Shareholders may tender all or a portion of their AudioCodes shares. The offer is being made to all shareholders of AudioCodes and is not conditioned on any minimum number of AudioCodes shares being tendered. Under Israeli law, we will become irrevocably bound to purchase, subject to proration, the AudioCodes shares validly tendered in the offer and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Expiration Date, subject to the following conditions. Notwithstanding any other provisions of the offer, and in addition to (and not in limitation of) our rights to extend the Offer Period or otherwise amend the terms of the offer at any time, we shall not be required to accept for payment and, subject to Israeli law and any applicable rules and regulations of the SEC, including Rule 13e-4(f)(5) under the Exchange Act (relating to our obligation to either pay for or return tendered shares promptly after the termination or withdrawal of the offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered AudioCodes shares, and terminate the offer, if, in our reasonable judgment, any of the following occurs:

(a) (1) at any time on or after commencement of the offer and prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Completion Date,

•	any “event” (as such term is defined below) shall have occurred,
•	we did not know and could not have known of, and we did not foresee and could not have foreseen, in each case, on the date of this Offer to Purchase, the occurrence of such “event,” and
•	such “event” would cause the terms of the offer as a result of such event to become materially different from the terms which a reasonable offeror would have proposed had it known of such “event” on the date of this Offer to Purchase;

For purposes of this paragraph (a)(1), an “event” shall mean any of the following:

(A)	any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency of competent jurisdiction, domestic or foreign;
(B)	any action or proceeding instituted or pending by any governmental entity or third party before a court or other authority of competent jurisdiction, domestic or foreign; or
(C)	any change that has or will have occurred (or any development that has or will have occurred involving prospective changes) in the business, assets, liabilities, conditions (financial or otherwise), prospects or results of operations of AudioCodes that has, or could reasonably be expected to have, in our reasonable discretion, a material adverse effect on AudioCodes; or

(2) at any time on or after commencement of the offer and prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Completion Date, any of the following shall have occurred, provided that we did not know and could not have known of, nor did we foresee and could have foreseen, such an event, on the date of this Offer to Purchase:

•	any general suspension of, or limitation on prices for, trading in securities on Nasdaq or the TASE;
•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S. or Israel (whether or not mandatory) or a material limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions, that could have a material adverse effect on us or the trading of our shares;
•	a commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the U.S. or a material limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions;
•	in the case of any of the foregoing existing at the time of the commencement of the offer, a material escalation or the worsening thereof;
•	any change in the general political, market, economic or financial conditions in the United States, Israel or abroad that could, in our reasonable judgment, have a material adverse effect on us or the trading of our shares; or
•	a tender offer or exchange offer for any or all of AudioCodes shares, or any merger, acquisition, business combination or other similar transaction with or involving AudioCodes or any of its subsidiaries, shall have been proposed, announced or made by any person or has been publicly disclosed; or

(b) at least one Israeli business day prior to the Completion Date, we shall not have obtained any approvals, licenses, permits or consents of any competent authority or any other approval, which is required under applicable law in order to purchase the AudioCodes shares pursuant to the offer (see Section 11). This includes that any U.S. governmental, administrative or regulatory authority or agency has imposed, or has sought to impose, a requirement as to the terms of, or the disclosure with respect to, the offer, the compliance with which would (1) result in unreasonable cost or expense to us, (2) require our unreasonable commercial efforts, or (3) otherwise would prohibit consummation of the offer or prevent consummation thereof within the time periods prescribed by applicable law.

The foregoing conditions may be asserted by us regardless of the circumstances giving rise to any such conditions and, in the case of clause (a) above, subject to applicable law, may be waived by us in whole or in part at any time and from time to time until the Completion Date (as may be extended), in each case, in the exercise of our reasonable judgment. You should be aware that, under Israeli law, we may not waive the conditions set forth in clause (b) above.

Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Completion Date. All of the conditions of the offer must be satisfied or waived before the Completion Date. If we proceed with the offer after failing to exercise any of the foregoing rights, this will be deemed a waiver of such rights, and depending on the materiality of the waived right and the number of days remaining in the offer, we may be required to extend the offer and recirculate new disclosure to the tendering shareholders.

Any determination we make concerning any condition described in this Section 10 shall be final and binding on all parties (unless challenged by any AudioCodes shareholder in a court of competent jurisdiction, in which case such court’s decision, subject to appellate court review, if applicable, shall be final and binding on all parties). A public announcement will be made of a material change in, or waiver of, such conditions, and the Offer Period may, in certain circumstances, be extended in connection with any such change or waiver.

Should the offer be terminated pursuant to the foregoing provisions, all tendered AudioCodes shares not theretofore accepted for payment shall promptly be returned by the Depositaries to the tendering shareholders.

The offer is not conditioned on the availability of financing.

11. LEGAL MATTERS AND REGULATORY APPROVALS.

The Israeli Securities Authority.  Pursuant to the Israeli Securities Law, if the ISA, including an employee it authorized for that purpose, determines that this Offer to Purchase and related materials do not contain all the information that the ISA believes is important for a reasonable offeree, or that this Offer to Purchase and related materials do not comply with the provisions of the Israeli Securities Law, the ISA may direct, during the period in which the offer is open, that the Completion Date be postponed, and the ISA may direct, after having given us appropriate opportunity for a fair hearing before it, that an amendment to this Offer to Purchase and related materials be published within one Israeli business day (unless it stipulates another time), or that an amended Offer to Purchase and related materials should be provided in the form and manner it directs. The ISA may order the postponement of the Completion Date, if it sees fit to do so, for the protection of the interests of the offerees.

The SEC.  The SEC may or may not review and comment on this Offer to Purchase and related documents. However, the offer has not been approved or disapproved by the SEC (or, for that matter, any state securities commission or the ISA), nor has the SEC (or any state securities commission or the ISA) passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

General.  In addition, we must receive any necessary material approval, permit, authorization or consent of any U.S., Israeli or other governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) prior to the Completion Date. Except as set forth above, we are not aware of any license or regulatory permit that appears to be material to the business of AudioCodes and its subsidiaries, taken as a whole, that might be adversely affected by our acquisition of AudioCodes shares pursuant to the offer. If any such material approval or other action is required, we presently contemplate to use our reasonable commercial efforts to obtain such approval or take such action. While, except as otherwise described in this Offer to Purchase, we do not presently intend to delay the acceptance for payment of, or payment for, AudioCodes shares tendered in the offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that failure to obtain any such approval or other action might not result in unknown or unforeseen consequences adverse to AudioCodes’ business. See Section 10 for conditions to the offer, including conditions with respect to regulatory approvals.

12. FEES AND EXPENSES.

We have retained Alliance Advisors LLC to serve as our Information Agent, American Stock Transfer & Trust Company to serve as the U.S. Depositary and Mizrahi Tefahot Bank, Ltd. to serve as the Israeli Depositary for the offer. The Information Agent may contact holders of AudioCodes shares by personal interview, mail, telephone, facsimile, e-mail and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the materials relating to the offer to beneficial holders.

As compensation for acting as Information Agent in connection with the offer, Alliance Advisors LLC will be paid a reasonable and customary fee for its services and will also be reimbursed for reasonable out-of-pocket expenses and may be indemnified against specified liabilities and expenses in connection with the offer, including specified liabilities under the federal securities laws.

We will pay the Depositaries reasonable and customary compensation for their services in connection with the offer and, as applicable, reimburse them for reasonable out-of-pocket expenses, and will indemnify them against specified liabilities and expenses in connection with their services, including specified liabilities under the federal securities laws.

It is estimated that the expenses incurred in connection with the offer will be approximately as set forth below:

Information Agent Fees and Expenses	$7,500
Depositaries’ Fees and Expenses	$17,500
Financial Advisor Fees and Expenses	$15,000
Filing Fees	$1,315
Legal Fees	$75,000
Printing and Mailing Costs	$15,000
Miscellaneous	$8,685
Total	$140,000

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of AudioCodes shares pursuant to the offer. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials relating to the offer to their customers.

13. MISCELLANEOUS.

We are making the offer to shareholders of AudioCodes by this Offer to Purchase and the related documents delivered to you. We are not aware of any jurisdiction where the making of the offer is prohibited by administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of the AudioCodes shares pursuant thereto, we will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the offer. If, after this good faith effort, we cannot comply with the state statute, subject to applicable law, the offer will not be made to (nor will tenders be accepted from or on behalf of) holders of AudioCodes shares in that state. In those jurisdictions where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, we will endeavor to make arrangements to have the offer made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the related documents delivered to you and, if given or made, such information or representation must not be relied upon as having been authorized.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, together with exhibits, furnishing additional information with respect to the offer. The Schedule TO and any amendments thereto, including exhibits may be inspected at, and copies may be obtained from, the same places and in the same manner set forth in Section 8 of this Offer to Purchase.

Pursuant to the Securities Regulations (Tender Offer), 5760-2000, we have filed a copy of this Offer to Purchase with the ISA and the TASE.

AUDIOCODES LTD.

By:	/s/ Shabtai Adlersberg Name: Shabtai Adlersberg Title: President and Chief Executive Officer

Dated: June 16, 2016

ANNEX A

Definition of Israeli Resident for Israeli Tax Purposes

(Unofficial Translation from Hebrew)

The following is an excerpt of Section 1 of the Israeli Income Tax Ordinance [New Version], 1961, as amended, which defines a “resident of Israel” or a “resident” as follows:

“(A) with respect to an individual — a person whose center of vital interests is in Israel; for this purpose the following provisions will apply:

(1) in order to determine the center of vital interests of an individual, account will be taken of the individual’s family, economic and social connections, including, among others:

(a) place of permanent home;

(b) place of residential dwelling of the individual and the individual’s immediate family;

(c) place of the individual’s regular or permanent occupation or the place of his permanent employment;

(d) place of the individual’s active and substantial economic interests;

(e) place of the individual’s activities in organizations, associations and other institutions;

(2) the center of vital interests of an individual will be presumed to be in Israel:

(a) if the individual was present in Israel for 183 days or more in the tax year;

(b) if the individual was present in Israel for 30 days or more in the tax year, and the total period of the individual’s presence in Israel that tax year and the two previous tax years is 425 days or more.

For the purposes of this provision, “day” includes a part of a day;

(3) the presumption in subparagraph (2) may be rebutted either by the individual or by the assessing officer;

(4) …;

(B) with respect to a body of persons — a body of persons which meets one of the following:

(1) it was incorporated in Israel;

(2) the “control and management” of its business is exercised in Israel, excluding a body of persons the control and management of whose business is exercised in Israel by an individual that has become a resident of Israel for the first time or that has become a Veteran Returning Resident, as provided in Section 14(A), and ten years have not yet lapsed from the date on which he became an Israeli resident as aforesaid, or by anyone on his behalf, provided that such body or persons would not be a resident of Israel even if the control and management of its business had not been executed by such individual or anyone on his behalf, unless requested otherwise by the body of persons.”

SCHEDULE I

DIRECTORS, EXECUTIVE OFFICERS AND
OTHER SENIOR OFFICE HOLDERS OF AUDIOCODES LTD.

The following table and the biographies that follow provide the name, age, present principal occupation or employment and material occupations, positions, offices or employments for the past five years, of each of our directors, executive officers and other “senior office holders” (as such term is defined under the Israeli Securities Law). Unless otherwise indicated, the principal address of AudioCodes and each of our directors and executive officers is 1 Hayarden Street, Airport City, Lod, 7019900 Israel, and telephone number is +972-3-976-4000. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to a position with us. Unless otherwise indicated, none of our directors and executive officers are family members of any other directors or executive officers of AudioCodes or of any affiliate of AudioCodes.

Name	Age	Position
Stanley B. Stern	58	Chairman of the Board of Directors
Shabtai Adlersberg	63	President, Chief Executive Officer and Director
Niran Baruch	45	Chief Accounting Officer
Lior Aldema	50	Chief Operating Officer and Head of Global Sales
Yair Hevdeli	51	Vice President, Research and Development
Eyal Frishberg	57	Vice President, Operations
Yehuda Herscovici	49	Vice President, Products
Nimrod Borovsky	44	Vice President, Marketing
Tal Dor	46	Vice President, Human Resources
Ofer Nimtsovich	47	Vice President, Global Services
Shaul Weissman	50	Vice President Business Development
Joseph Tenne(1)(2)(3)	60	Director
Dr. Eyal Kishon(1)(2)(3)(4)	56	Director
Doron Nevo(1)(2)(3)(4)	60	Director
Zehava Simon	57	Director

(1)	Member of Audit Committee
(2)	Member of Nominating Committee
(3)	Member of Compensation Committee
(4)	Outside Director under Israeli Law

Stanley Stern became a director and our Chairman of the Board in December 2012. From 2004 until 2013 Mr. Stern served in various positions at Oppenheimer & Co., including as a Managing Director and Head of Investment Banking, Technology, Israeli Banking and FIG. Since 2013, Mr. Stern has served as the president of Alnitak Capital, a private merchant bank and strategic advisory firm. From 2002 until 2004, he was a Managing Director and the Head of Investment Banking at C.E. Unterberg, Towbin where he focused on technology and defense related sectors. From January 2000 until January 2002, Mr. Stern was the President of STI Ventures Advisory USA Inc., a venture capital firm focusing on technology investments. Prior to his term at STI Ventures, he spent over 20 years at CIBC Oppenheimer in the investment banking department and started the technology banking group in 1990. From 2002 until 2012, Mr. Stern served as the Chairman of the Board of Directors of Tucows, Inc., an internet service provider that is public traded company on AMEX, and, from 2012 until 2013, he served as a Director of Tucows. From 2012 until February 2014, he served as a director of Given Imaging Ltd., a manufacturer of medical devices, until Given Imaging was acquired by another company. From 2004 until 2009, he served as a director of Odimo Inc. (DBA Diamond.com), an online jewelry vendor. From 2005 until its sale in 2011, he served as a director and Chairman of the Audit Committee of Fundtech Ltd. From February 2015 Mr. Stern served as a director at SodaStream International Ltd. and as from February 2015 Mr. Stern is serving as the Chairman of the Board at SodaStream International Ltd. Mr. Stern received his MBA from Harvard Business School and a BS from Queens College.

Shabtai Adlersberg co-founded AudioCodes in 1993, and has served as our President, Chief Executive Officer and a director since inception. Until December 2012, Mr. Adlersberg also served as the Chairman of our Board of Directors. Mr. Adlersberg co-founded DSP Group, a semiconductor company, in 1987. From 1987 to 1990, Mr. Adlersberg served as the Vice President of Engineering of DSP Group, and from 1990 to 1992, he served as Vice President of Advanced Technology. As Vice President of Engineering, Mr. Adlersberg established a research and development team for digital cellular communication which was spun-off in 1992 as DSP Communications. Mr. Adlersberg also serves as Chairman of the Board of Directors of Natural Speech Communication Ltd. and as a director of CTI Squared Ltd. Mr. Adlersberg holds a M.Sc. in Electronics and Computer Engineering from Tel Aviv University and a B.Sc. in Electrical Engineering from the Technion-Israel Institute of Technology, or the Technion.

Niran Baruch became our Chief Accounting Officer in May 2015. He joined AudioCodes in 2005 as Director of Finance and became Vice President of Finance in 2011 responsible for the management of the finance department. Mr. Baruch has over 15 years of experience with Nasdaq traded public companies, and is a Certified Public Accountant (CPA) with a BA in Business Management and Accounting.

Lior Aldema has served as Chief Operating Officer (“COO”) since January 2010, and as our COO and Head of Global Sales since April 2012. Previously, he served as our Vice President, Product Management from 2002 until 2009, as well as our Vice President Marketing from February 2003 until 2009. He has been employed by us since 1998, when he was team leader and later headed our System Software Group in our research and development department. Prior to 1998, Mr. Aldema served as an officer in the Technical Unit of the Intelligence Corps of the Israeli Defense Forces (Major), heading both operational units and large development groups related to various technologies. Mr. Aldema holds an M.B.A. from Tel Aviv University and a B.Sc. from the Technion.

Yair Hevdeli joined AudioCodes in July 2013 as Vice President, Research and Development. From 2003 until 2013, Mr. Hevdeli served in various executive positions at Veraz/Dialogic, including Global Vice President, Research and Development and, most recently, as Senior Vice President, Research and Development and General Manager, Bandwidth Optimization BU. From 1998 until 2003, Mr. Hevdeli worked for ECI Ltd, where he held various technical and management positions. Mr. Hevdeli has over 20 years of experience leading large multidisciplinary global research and development teams in the telecom industry. Mr. Hevdeli graduated in 1995 with an M.B.A. in Business Management from Bar Ilan University, Israel and in 1992 received his B.A. in Computer Science and Economics, from Bar Ilan University.

Eyal Frishberg has served as our Vice President, Operations since October 2000. From 1997 to 2000, Mr. Frishberg served as Associate Vice President, SDH Operations in ECI Telecom Ltd., a major telecommunication company. From 1987 to 1997, Mr. Frishberg worked in various operational positions in ECI Telecom including as manager of ECI production facility and production control. Mr. Frishberg worked from 1994 until 1997 for ELTA company, part of Israeli Aircraft Industries in the planning and control department. Mr. Frishberg holds a B.Sc. in Industrial Engineering from Tel Aviv University and an M.B.A. from Ben-Gurion University of the Negev.

Yehuda Herscovici has served as our Vice President, Products, overlooking Product Management and Product Marketing since 2010. From 2003 till 2010, Mr. Herscovici served as our Vice President, Systems Group since 2003. From 2001 to 2003, Mr. Herscovici served as our Vice President, Advanced Products. From 2000 to 2001, Mr. Herscovici served as our Director of Advanced Technologies. From 1994 to 1998 and during 1999, Mr. Herscovici held a variety of research and development positions at Advanced Recognition Technologies, Ltd., a voice and handwriting recognition company, heading its research and development from 1999 to 2000 as Vice President, Research and Development. From 1998 to 1999, Mr. Herscovici was engaged in developing various wireless communication algorithms at Comsys, a telecommunications company. Mr. Herscovici holds an M.Sc. and a B.Sc., from the Technion both in the area of Telecommunications.

Tal Dor has served as our Vice President of Human Resources since March 2000. Prior to March 2000, Ms. Dor acted for several years as a consultant in Israel to, among others, telephone and cable businesses, as well as health and social service organizations. Ms. Dor holds a B.A. in Psychology, from Ben-Gurion University of the Negev and an M.A. in Psychology from Tel Aviv University.

Nimrod Borovsky has served as our Vice President, Marketing since October 2013 and heads the strategic global marketing and business development efforts with AudioCodes partners and channels. From January 2013 until October 2013, Mr. Borovsky served as our Vice President of Unified Communications. Mr. Borovsky has been with AudioCodes since 2005 and has served in numerous product, marketing and business development positions with us. He has worked in telecom and VoIP markets for approximately 20 years. Prior to joining AudioCodes, Mr. Borovsky spent eight years at VocalTec Communications where he served in several positions in research and development, product management and marketing. Mr. Borovsky holds a B.Sc. degree in Electrical Engineering from the New Jersey Institute of Technology, and a M.Sc. degree in Biomedical Engineering from Tel Aviv University.

Ofer Nimtsovich joined AudioCodes in March 2013 as Vice President, Global Services. From 2000 until February 2013, Mr. Nimtsovich served in various executive positions at Retalix, including Chief Information Officer, Executive Vice President of Global Services and, most recently as the head of the Software as a Service division of Retalix. From 1994 till 2000, Mr. Nimtsovich worked for Scitex Corporation Ltd., where he held various technical and management positions, including as the Global Microsoft Infrastructure manager for Scitex. Mr. Nimtsovich graduated from the Business Administration College in Israel in 1997 with a B.A. in Business Administration and Marketing, and also holds an MBA degree from the University of Texas.

Shaul Weissman has served as our Vice President, Business Development since January 2014. Mr. Weissman has been with AudioCodes since 1994, serving in various positions. From 2007 until 2014, Mr. Weissman served as our Residential Business Line Manager. In addition Mr. Weissman has served as our Vice President and Manager of our chip business line since 2006. From 2001 until 2005, Mr. Weissman served as our Support and Professional Services Manager for our chip business line; and from 1994 until 2000 he served as a digital signal processing engineer. Prior to joining AudioCodes, Mr. Weissman served as Captain in the Israeli Air Force. Mr. Weissman holds an M.Sc. and a B.Sc., from the Technion, both in the area of Telecommunications.

Joseph Tenne has served as one of our directors since June 2003. Mr. Tenne serves as the Chief Financial Officer of Itamar Medical Ltd., an Israeli company listed on the Tel Aviv Stock Exchange. Mr. Tenne serves as a director of Enzymotec Ltd., an Israeli company listed on NASDAQ, Orbothech Ltd., an Israeli company listed on NASDAQ, MIND CTI Ltd., an Israeli company listed on NASDAQ, and Ratio Oil Explorations (Finance) Ltd., an Israeli company listed on the Tel Aviv Stock Exchange. From March 2014 to July 2014, Mr. Tenne served as the Chief Financial Officer of Orgenesis Inc., a U.S. company traded on the Over-The-Counter QB market. From March 2005 until April 2013, Mr. Tenne served as the Chief Financial Officer of Ormat Technologies, Inc., a company listed on the New York Stock Exchange. From January 2006 until April 2013, Mr. Tenne also served as the Chief Financial Officer of Ormat Industries Ltd., an Israeli holding company which was listed on the Tel-Aviv Stock Exchange and the parent company of Ormat Technologies, Inc. From 2003 to 2005, Mr. Tenne was the Chief Financial Officer of Treofan Germany GmbH & Co. KG, a German company, which is engaged in the development, production and marketing of oriented polypropylene films. From 1997 until 2003, Mr. Tenne was a partner in Kesselman & Kesselman, Certified Public Accountants in Israel and a member of PricewaterhouseCoopers International Limited. Mr. Tenne holds a B.A. in Accounting and Economics and an M.B.A. from Tel Aviv University. Mr. Tenne is also a Certified Public Accountant in Israel.

Dr. Eyal Kishon has served as one of our directors since 1997. Since 1996, Dr. Kishon has been Managing Partner of Genesis Partners, an Israel-based venture capital fund. From 1993 to 1996, Dr. Kishon served as Associate Director of Dovrat-Shrem/Yozma-Polaris Fund Limited Partnership. Prior to that, Dr. Kishon served as Chief Technology Officer at Yozma Venture Capital from 1992 to 1993. From 1991 to 1992, Dr. Kishon was a Research Fellow in the Multimedia Department of IBM Science & Technology. From 1989 to 1991, Dr. Kishon worked in the Robotics Research Department of AT&T Bell Laboratories. Dr. Kishon holds a B.A. in Computer Science from the Technion — Israel Institute of Technology and an M.Sc. and a Ph.D. in Computer Science from New York University.

Doron Nevo has served as one of our directors since 2000. Mr. Nevo is President and CEO of KiloLambda Technologies Ltd., an optical nano-technology company, which he co-founded in 2001. From 1999 to 2001, Mr. Nevo was involved in fund raising activities for Israeli-based startup companies.

From 1996 to 1999, Mr. Nevo served as President and CEO of NKO, Inc. Mr. Nevo established NKO in early 1995 as a startup subsidiary of Clalcom, Ltd. NKO designed and developed a full scale, carrier grade, IP telephony system platform and established its own IP network. From 1992 to 1996, Mr. Nevo was President and CEO of Clalcom Ltd. Mr. Nevo established Clalcom in 1992 as a telecom service provider in Israel. He also serves as a director of Etgar — Portfolio Management Trust Co. and of a number of private companies. Mr. Nevo holds a B.Sc. in Electrical Engineering from the Technion — Israel Institute of Technology and an M.Sc. in Telecommunications Management from Brooklyn Polytechnic.

Zehava Simon was appointed a director in February 2014. Ms. Simon served as a Vice President of BMC Software Inc. from 2000 until September 2013, most recently as Vice President, Corporate Development. From 2002 to 2011, Ms. Simon served as Vice President and General Manager of BMC Software in Israel. Prior to joining BMC Software, Ms. Simon held a number of executive positions at Intel Corporation. In her last position at Intel, she led Finance and Operations and Business Development for Intel in Israel. Ms. Simon has served as a board member of various companies, including Tower Semiconductor from 1999 – 2004, M-Systems from 2005 – 2006 and InSightec from 2005 – 2012. Ms. Simon is also a board member at Nova Measuring Instruments Ltd, Amiad Water System Ltd. and Nice Statements Ltd. Ms. Simon holds a bachelor’s degree in Social Sciences from the Hebrew University, a law degree (LL.B.) from the Interdisciplinary Center in Herzlia and a master’s degree in Business and Management from Boston University.

The U.S. Depositary for the offer is:

If delivering by mail:	If delivering by hand or courier:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

The Israeli Depositary for the offer is:

By hand/overnight courier:
Mizrahi Tefahot Bank, Ltd.,
Finance Division, Securities Operation Department
7 Jabotinsky St., Ramat-Gan 5252007, Israel
Attn: Mr. Pavel Pravikov
Telephone: +972-3-755-9275

The Information Agent for the offer is:

200 Broadacres Drive, 3rd Fl.
Bloomfield, NJ 07003
U.S. and Canada: +1-855-325-6673 (Toll-Free)
International: +1-973-873-7780 (Collect)